UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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COCA-COLA ENTERPRISES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2500 Windy Ridge Parkway

Atlanta, Georgia 30339

March 4, 2009

Dear Fellow Shareowner:

You are cordially invited to attend the annual meeting of shareowners of Coca-Cola Enterprises Inc., to be held at 3:00 p.m., Eastern Daylight Time, on Tuesday, April 21, 2009 at the Cobb Energy Performing Arts Centre, 2800 Cobb Galleria Parkway, Atlanta, Georgia.

This booklet includes the formal notice of the meeting as well as the proxy statement. The proxy statement tells you about the agenda, procedures, and rules of conduct for the annual meeting. It also describes how the board operates, gives information about our directors and the specific director nominees for election, and provides information about the other items of business to be conducted at the meeting.

You can vote your shares by internet, toll-free telephone call, or proxy card. We encourage you to grant your proxy so that your shares will be represented at the meeting.

Very truly yours,

/s/ John F. Brock
Chairman and Chief Executive Officer

NOTICE OF 2009 ANNUAL MEETING OF SHAREOWNERS

Time and Date:	3:00 p.m., Eastern Daylight Time, Tuesday, April 21, 2009

Place:	Cobb Energy Performing Arts Centre, 2800 Cobb Galleria Parkway, Atlanta, Georgia

Record Date:	Shareowners at the close of business on February 23, 2009 are entitled to vote

Matters to be voted upon:

•      Election as directors of the three nominees named in the accompanying proxy statement for terms expiring at the 2012 annual meeting of shareowners;

•      Ratification of our Audit Committee’s selection of our independent registered public accounting firm for 2009;

•      Two shareowner proposals, if properly presented at the meeting; and

•      Any other business properly brought before the meeting and any adjournments of it.

Shareowners of record are urged to sign, date, and return the enclosed proxy card. Alternatively, shareowners may grant a proxy over the telephone or internet by following the instructions on their proxy cards. If shareowners who have granted proxies later decide to attend the annual meeting, they may revoke their proxies and vote their shares in person.

/s/ William T. Plybon
William T. Plybon
Vice President, Secretary and Deputy General Counsel

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREOWNERS

to be held at 3:00 p.m., Eastern Daylight Time, on Tuesday, April 21, 2009

at the Cobb Energy Performing Arts Centre, 2800 Cobb Galleria Parkway, Atlanta, Georgia

We are furnishing this proxy statement to our shareowners in connection with the 2009 annual meeting of shareowners. Our board of directors is soliciting the proxy of our shareowners to vote their shares at the annual meeting. These proxy materials have been prepared by our management for the board of directors.

This proxy statement and the accompanying form of proxy are first being made available to our shareowners on or about March 4, 2009.

The mailing address for our principal executive offices is Post Office Box 723040, Atlanta, Georgia 31139-0040.

3. SHAREOWNER PROPOSALS	71
SHAREOWNER APPROVAL OF SEVERANCE AGREEMENTS	71
HEALTH CARE REFORM PRINCIPLES	72
SHAREOWNER PROPOSALS FOR 2010 ANNUAL MEETING	74
OTHER MATTERS	74

VOTING AND THE MEETING

What is the purpose of this meeting?

This is the annual meeting of the company’s shareowners. At the meeting, we will be:

•	electing a class of directors whose terms will expire in 2012;

•	ratifying the Audit Committee’s choice of auditors for 2009;

•	considering two shareowner proposals, if properly presented at the meeting; and

•	taking care of any other business that may properly come before the meeting.

Your board strongly encourages you to exercise your right to vote on these matters. Your vote is important. Voting early by proxy helps ensure that we receive a quorum of shares necessary to hold the meeting.

After the meeting is over, the shareowners will be given the opportunity to ask questions of our executives and directors present at the meeting.

How do proxies work?

Our board of directors is asking for your proxy. This means you authorize persons selected by us and named on the enclosed proxy card to vote your shares at the meeting in the way you instruct and, with regard to any other business that may properly come before the meeting, as they think best.

Who may vote?

Common stock shareowners of Coca-Cola Enterprises Inc., as recorded in our stock register at the close of business on February 23, 2009, may vote at the meeting. Shareowners who hold shares of our common stock in “street name,” that is, in the name of a bank, broker, or other holder of record, as of such date may vote at the meeting only if they hold a legal proxy obtained from their broker or other holder of record.

How do I vote?

If you meet the above qualifications, you may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How do I grant my proxy for my shares before the meeting?

If you are the shareowner of record (that is, the shares are held in your name), you may grant your proxy in one of three convenient ways:

By the internet

Go to www.proxyvote.com 24 hours a day, 7 days a week, and follow the instructions. You will need the 12-digit number that appears in the box on the front of your proxy card, included in this mailing. This method of voting will be available up until 11:59 p.m. EDT, April 20, 2009.

By telephone

On a touch-tone telephone, call toll-free 1-800-690-6903, 24 hours a day, 7 days a week, and follow the instructions. You will need the 12-digit number that appears in the box on the front of your proxy card included in this mailing. This method of voting will be available up until 11:59 p.m. EDT, April 20, 2009.

By mail

Mark your selections on the enclosed proxy card, date the card, sign your name exactly as it appears on the card, and then mail it in the enclosed postage-paid envelope. You should mail the proxy card in plenty of time to allow delivery to our transfer agent prior to the meeting. Do not mail the proxy card if you are voting by the internet or by telephone.

If you are not the shareowner of record (that is, your shares are held in street name), you will receive instructions from the holder of record that you must follow to ensure that your shares are voted as you wish. You will not be able to vote those shares at the meeting unless you have received, in advance, a proxy card from the record holder (the bank, broker, or other holder of record).

We encourage you to vote over the internet or by telephone prior to the meeting. It is fast and convenient, and it saves us significant postage and processing costs. In addition, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted.

What does it mean if I receive more than one proxy card?

This means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the internet or by telephone, or sign and return by mail all proxy cards. We encourage you to register all of your shares in the same name and address by contacting the Shareholder Services Department at our transfer agent, American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038. If you hold your shares in street name, you should contact your bank or broker and request consolidation.

How do I vote shares that I hold through a benefit plan sponsored by Coca-Cola Enterprises or an affiliate?

If you hold shares of Coca-Cola Enterprises Inc. through any of the following benefit plans, you vote them by following the instructions above as if you were the “shareowner of record.” The benefit plans are:

Coca-Cola Enterprises Employee Stock Purchase Plan

Coca-Cola Bottling Company Employee Savings and Investment Plan (for Canadian employees)

Coca-Cola Enterprises Inc. Matched Employee Savings and Investment Plan

Coca-Cola Enterprises Bargaining Employees’ 401(k) Plan

Coca-Cola Enterprises Savings Plan for Organized Employees of Southern New England

Coca-Cola Enterprises Inc. Savings and Investment Plan for Certain Bargaining Employees

Lansing Matched Employees Savings and Investment Plan

Great Lakes Canning 401(k) Plan for Union Employees

Coca-Cola Bottling Company of St. Louis Bargaining Employees Savings and Investment Plan

Central States Coca-Cola Bottling Company Bargaining Savings Plan

If you hold shares in any company benefit plan and do not vote your shares or specify your voting instructions on your proxy card, the administrators of the benefit plans will vote your benefit plan shares in the same proportion as the shares for which voting instructions have been received. To allow sufficient time for voting by the administrators, your voting instructions must be received by April 16, 2009.

How do I revoke my proxy?

You may revoke your proxy before it is voted at the meeting by:

•	Submitting a new proxy with a later date—over the internet, by telephone, or by mail;

•	Notifying the company before the meeting by writing to the corporate secretary, Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040; or

•	Voting in person at the meeting.

Note—Attendance at the meeting will not revoke a proxy unless the shareowner actually votes in person at the meeting.

What are the voting requirements that apply to the proposals discussed in this proxy statement?

Proposal	Vote Required	Discretionary Voting Allowed?
Election of Directors	Plurality	Yes
Ratification of Auditors	Majority	Yes
Shareowner Proposals	Majority	No

A “plurality” means that the three nominees for director receiving the highest number of “for” votes from our shares entitled to vote, present in person or represented by proxy, will be elected.

A “majority” means that a matter (other than the election of directors) receives a number of “for” votes that is a majority of the votes cast by the holders of our shares of common stock, present in person or represented by proxy.

“Discretionary voting” occurs when a bank, broker, or other holder of record does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any matter as to which the rules of the New York Stock Exchange, or “NYSE,” permit such bank, broker, or other holder of record to vote. When banks, brokers, and other holders of record are not permitted under the NYSE rules to vote the beneficial owner’s shares, the affected shares are referred to as “broker non-votes,” as discussed further below.

How will a quorum be determined?

The holders of a majority of shares of our common stock outstanding on February 23, 2009, the record date, must be present at the meeting, either in person or by proxy, to constitute a quorum. A quorum is necessary before any business may be conducted at the meeting.

As of the record date, 487,860,223 shares of our common stock were outstanding and entitled to vote. Each share has one vote. The proxy card(s) accompanying this proxy statement show the number of shares that the shareowner of record is entitled to vote.

Properly executed proxies marked “withhold authority” or “abstain,” as well as “broker non-votes,” will be counted as present and entitled to vote for purposes of determining a quorum. A proxy marked “withhold authority” is a shareowner’s instruction to withhold authority to cast a vote “for” the election of one or more director nominees. An “abstention” represents an affirmative choice to decline to vote on a proposal other than the election of directors. A “broker non-vote” occurs when a bank, broker, or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because the holder of record (1) has not received voting instructions from the beneficial owner, and (2) does not have discretionary voting authority granted to it under the NYSE rules.

What is the effect of withhold authority votes, abstentions, and broker non-votes?

Withhold authority votes will not be voted and will have no effect on the election of directors because, under plurality voting rules, the three director nominees receiving the highest number of “for” votes will be elected. Under Delaware law (under which the company is incorporated), abstentions are counted as shares present and entitled to vote at the meeting. Therefore, abstentions will have the same effect as votes against ratification of the selection of our auditor and the two shareowner proposals. Broker non-votes are not treated as votes cast under Delaware law and, therefore, will have no effect on the outcome of the vote on the two shareowner proposals.

How are my shares voted by the proxies?

The proxies named on the proxy card must vote your shares as you have instructed. If there is a matter on which you have given no specific instruction but you have authorized our proxies generally to vote, they will vote “for” each of the nominees for director listed on the proxy card and in this proxy statement, “for” the ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for 2009, and “against” each of the two shareowner proposals. This authorization would exist, for example, if you merely sign and return your proxy card.

How do the directors of the company recommend that I vote?

The board of directors unanimously recommends that you vote:

FOR the election of Calvin Darden, Donna A. James, and Thomas H. Johnson as directors of the company for terms expiring in 2012;

FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for 2009; and

AGAINST the two shareowner proposals, if properly presented at the meeting.

The company is not aware, as of the date of this proxy statement, of any other matters to be voted on at the meeting. The enclosed proxy card gives the persons named as proxies authority to vote the shares represented by the proxy card in their discretion on any other matters that are properly brought before the meeting.

What do I need in order to attend the annual meeting?

If you are a shareowner of record, you will need to bring your proxy card or notice card as described below with you to the meeting. Otherwise, you will be admitted only upon verification of record ownership at the admission counter.

If you own shares held in street name, bring with you to the meeting your most recent brokerage statement or a letter from the record holder indicating that you beneficially owned the shares on February 23, 2009. We can use that to verify your beneficial ownership of common stock and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a legal proxy from your bank, broker, or other holder of record.

You will also need to bring a valid government-issued photo ID to gain admission.

Please note that, for safety and security reasons, cameras, sound or video recording equipment, cellular telephones, electronic devices, large bags, briefcases, and packages will not be allowed in the meeting room.

How is the meeting conducted?

We intend to conduct the meeting in an orderly and timely manner. Rules of conduct for shareowners who wish to address the meeting will be distributed at the meeting. We cannot assure that every shareowner who wishes to speak on an item of business will have the opportunity to do so. The chair of the meeting may rely upon the rules of conduct, applicable law, and his best judgment regarding disruptions or disorderly conduct to ensure that the meeting is conducted in an orderly manner.

Who is paying the costs of the proxy and proxy solicitation?

We are paying the cost related to the preparation, printing, and distribution of the notice and proxy materials. Additionally, we reimburse banks, brokers, fiduciaries, and custodians for their costs in forwarding proxy materials and obtaining their proxies. Some of our directors, officers, or employees may also solicit proxies by mail, email, facsimile, telephone, or personal contact. None of these individual solicitors receive additional or special compensation for doing this.

What is householding and how does it affect me?

The rules of the Securities and Exchange Commission, or “SEC,” permit us, under certain circumstances, to send a single set of proxy materials to any household at which two or more shareowners reside if we believe that they are members of the same family. Each shareowner continues to receive a separate proxy card. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses.

In order to take advantage of this opportunity, we have delivered only one notice of internet availability of proxy materials or one proxy statement and annual report to some multiple shareowners (street name shareowners only) who share an address, unless we received contrary instructions from the affected shareowners prior to the mailing date. We will deliver a separate copy of any of these documents, as requested, to any street name shareowner at a shared address to which a single copy of those documents was delivered.

Requests for separate copies of any of these documents, either now or in the future, as well as requests for single copies in the future by street name shareowners who share an address and are currently receiving multiple copies, can be made through the shareowners’ bank or broker.

Can I receive electronic delivery of proxy statements, annual reports, and proxy cards?

Instead of receiving future copies of these documents by mail, shareowners can elect to receive an e–mail that will provide electronic links to them. Opting to receive these materials online will save us the cost of printing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Shareowners of record: If you vote on the internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service. You may also revoke an electronic delivery election at this site at any time.

Street name shareowners: If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of the proxy materials electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

This year, we are also furnishing our proxy materials and annual report over the internet to a number of our shareowners under a new SEC rule. Under this new rule, we are mailing to many of our shareowners a notice instead of a paper copy of those materials. The notice contains instructions on how to access those documents over the internet. The notice also contains instructions on how each of those shareowners can receive a paper copy of the proxy statement, annual report, and proxy card. Shareowners who did not receive a notice are receiving a paper copy of the proxy materials and annual report by mail. We believe that this new process will conserve natural resources and further reduce the costs of printing and distributing our proxy materials and annual report.

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Shareowners

to be Held on April 21, 2009

The proxy statement and our 2008 annual report to shareowners,

which includes our Annual Report on Form 10-K for

2008, are available at www.cokecce.com under

“Investor Relations,” then “Annual Reports” as well as under

“Corporate Governance,” then “Proxy and 10-K.”

Are votes confidential? Who counts the votes?

We will continue our long-standing practice of holding the votes of all shareowners in confidence from directors, officers, and employees except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against the company;

•	in case of a contested proxy solicitation;

•	to allow the independent inspectors of election to certify the results of the vote; or

•	if you write comments to us on the proxy card.

We will also continue, as we have for many years, to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results. The independent tabulator is Broadridge Financial Solutions, Inc., and representatives of Broadridge will serve as inspectors of election.

Where and when will I be able to find the voting results?

You can find the official results of voting at the meeting in our Form 10-Q for the second quarter of 2009, which we will file with the SEC no later than July 31, 2009.

PRINCIPAL SHAREOWNERS

The following table shows the number of shares of our common stock beneficially owned by each person known to us as having beneficial ownership of more than five percent of our common stock. The number of shares is as of December 31, 2008.

Name	Number of Shares Owned	Percent of Class
The Coca-Cola Company	168,956,718	34.64%
One Coca-Cola Plaza Atlanta, Georgia 30313

Lord, Abbett & Co. LLC(1)	52,033,329	10.66%
90 Hudson Street Jersey City, New Jersey 07302

(1)        Based on Schedule 13G dated December 31, 2008, Lord, Abbett & Co. LLC reported that it has sole voting power with respect to 47,507,813 shares and sole dispositive power with respect to 51,822,769 shares.

MATTERS THAT MAY BE BROUGHT BEFORE THE ANNUAL MEETING

1.	ELECTION OF DIRECTORS

The board of directors presently consists of twelve members, eleven of whom are nonmanagement directors. The board is divided into three classes of approximately equal size, with the directors in each class serving a three-year term. The terms are staggered so that the term of one class expires at each annual meeting.

The board of directors, based on recommendations of the Governance and Nominating Committee, has nominated Calvin Darden, Donna A. James, and Thomas H. Johnson for election as directors at the annual meeting. If all three of the nominees are elected, each of the nominees will hold office for a three-year term ending at the annual meeting of shareowners in 2012, or upon his or her earlier retirement, resignation, removal, or death.

All of the nominees are current directors of the company. Each of the nominees has consented to serve if elected. If, before the annual meeting, any of them becomes unable to serve, or chooses not to serve, the board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the board may either let the vacancy stay unfilled until an appropriate candidate is identified, or reduce the size of the board to eliminate the unfilled seat.

Biographical information about each of the nominees is provided in this proxy statement. See “GOVERNANCE OF THE COMPANY—Current Board of Directors and Nominees for Election.” A description of the procedures and considerations applicable to the nomination of persons for election as directors is contained in “GOVERNANCE OF THE COMPANY—Nominations to Board of Directors.”

Gary P. Fayard resigned from the board of directors on October 20, 2008. Mr. Fayard had served on the board since 2001. On October 22, 2008, the board elected John Hunter as a director to serve the remainder of Mr. Fayard’s term, which expires at the 2010 annual meeting of shareowners.

Recommendation of the Board of Directors

Our board of directors unanimously recommends that you vote FOR the election of Calvin Darden, Donna A. James, and Thomas H. Johnson as directors for terms expiring at the 2012 annual meeting of shareowners and until their respective successors are elected and qualified.

GOVERNANCE OF THE COMPANY

Independent Directors

The listing requirements of the NYSE require that a majority of the members of a listed company’s board of directors be independent. The question of independence is to be determined by the board with respect to every director, in accordance with the rules of the NYSE. Based upon the NYSE rules, our board has determined that a majority of its current members are “independent,” as defined below.

The NYSE rules also require that certain of our committees be composed entirely of independent directors. Our committees covered by this requirement are the Audit Committee, the Governance and Nominating Committee, and the Human Resources and Compensation Committee. Our board has determined that all current members of these three committees meet the independence and other requirements of the NYSE rules; accordingly, all are independent and otherwise qualified to serve under the NYSE rules.

NYSE Rules Regarding Independence

The NYSE rules specify certain relationships that preclude a finding of independence, to which our board has added certain consulting services and other relationships. If the director does not fall within one of those categories of relationships, then the board must determine that no other material relationship exists that would lead to a finding of nonindependence. The NYSE rules allow boards to adopt broad categories of relationships that would not be material, and our board has done so in part A of section 3 of its Board of Directors Guidelines on Significant Corporate Governance Issues.

The independence guidelines are:

A.	A Director will not be considered “independent” if:

(1)	the Director is now, or has within the Look Back Period (as defined following Section 3.C. below) been, employed with the Company;

(2)	a member of the Director’s immediate family is now, or has within the Look Back Period been, an executive officer of the Company;

(3)	the Director or a member of his or her immediate family is a current partner of a firm that is the Company’s internal or external auditor (the “Company’s Audit Firm”);

(4)	the Director is a current employee of the Company’s Audit Firm;

(5)	the Director or a member of his or her immediate family was, within the Look Back Period, but is no longer, a partner or employee of the Company’s Audit Firm and personally worked on the Company’s audit within that time;

(6)	the Director or a member of his or her immediate family is now, or within the Look Back Period has been, an executive officer of another entity having a compensation committee on which one or more of the Company’s executive officers has concurrently served;

(7)	the Director is a current employee—or a member of the Director’s immediate family is a current executive officer—of another company that has made payments to the Company for property or services during the Look Back Period in an amount that exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues;

(8)	the Director is a current employee—or a member of the Director’s immediate family is a current executive officer—of another company that has received payments from the Company for property or services during the Look Back Period in an amount that exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

(9)	the Director or a member of his or her immediate family receives, or within the Look Back Period has received, more than $120,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

B.	A Director who is a member of the Company’s Audit Committee will not be “independent” if he or she, (1) other than in his or her capacity as a member of the Audit Committee or the Board, accepts directly or indirectly any consulting, advisory or other compensatory fee from the Company or any subsidiary (except for retirement benefits to the extent permitted by applicable SEC rules), or (2) is an affiliated person of the Company or any subsidiary.

C.	Ownership of the stock of the Company, or stock of The Coca-Cola Company, does not make a Director who is otherwise independent a nonindependent Director.

As used in the guidelines, the “Look Back Period” means the period specified in the applicable NYSE corporate governance standards (generally, the last three years), and a director’s “immediate family” member would include the director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

Determinations of Independence

The board has determined that nine of its twelve current members are, and one of two former directors who served in 2008 until the 2008 annual meeting of shareowners was, independent and meet or met the standards set by the NYSE and our guidelines. In making this determination, our board first applied its guidelines, then specifically determined, with respect to each director and nominee, that he or she did not otherwise have a material relationship with the company. The directors determined to be independent are:

Fernando Aguirre

James E. Copeland, Jr.

Calvin Darden

Marvin J. Herb

L. Phillip Humann

Orrin H. Ingram II

Donna A. James

Thomas H. Johnson

Suzanne B. Labarge

Curtis R. Welling

In making its independence determinations, the board considered the fact that Mr. Darden and Ms. Labarge are, or within the past two years have been, nonemployee directors of public corporations with which we conduct business in the ordinary course, and that Mr. Humann is an employee and former director of such a corporation. For information about the transactions relating to Mr. Humann, see “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS-Transactions with SunTrust Banks, Inc.” The board also considered the fact that, in Ms. Labarge’s case, we are engaged in litigation with a corporation that she previously served as a nonemployee director. Ms. Labarge resigned as a director of that corporation in May 2007, and she has been recused from consideration of issues related to that litigation.

The board believes that all transactions with these companies were on arm’s-length terms that were reasonable and competitive, and that Mr. Darden, Mr. Humann, and Ms. Labarge did not personally benefit from such transactions. Accordingly, the board concluded that these relationships are not material and have no effect on the independence of those three directors. Because of the company’s extensive operations, transactions and director relationships of this nature are expected to take place in the ordinary course of business in the future.

Meetings of Nonmanagement Directors

The nonmanagement directors have regularly scheduled meetings in executive session, without the presence of our management.

Presiding Director

The board chooses a presiding director to chair the meetings of the nonmanagement directors. L. Phillip Humann currently serves as presiding director. The presiding director also from time to time consults with the CEO, provides the chairman with input regarding board meetings, and otherwise takes on such responsibilities as may be assigned to him by the nonmanagement or independent directors.

Communications with the Presiding Director, the Board, and Its Committees

Any interested party may communicate with the presiding director of the board, any of its committees, the nonmanagement directors, or one or more of the individual members of the board, by directing correspondence to such group or persons in care of the corporate secretary at Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040.

Our Audit Committee has also established a confidential and anonymous ethics and compliance hotline that can be used to report, among other things, concerns about questionable accounting or auditing matters. Reports can be made by calling 1-800-437-0054.

Policy Regarding Board Attendance at Shareowner Meetings

Twelve of our directors attended the 2008 shareowners meeting. We encourage attendance by members of the board and senior executives so that shareowners will have the opportunity to meet and question a representative group of our directors and senior executives.

Board of Directors Guidelines on Significant Corporate Governance Issues

As mentioned, our board has adopted Board of Directors Guidelines on Significant Corporate Governance Issues. These guidelines are available on our website, www.cokecce.com, under “Corporate Governance,” then “Board of Directors” and are available in printed form without charge to any shareowner requesting them. Any such request must be directed to: Corporate Secretary, Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040.

Code of Business Conduct

We have a Code of Business Conduct that covers the members of our board of directors, as well as our officers and employees. This group includes, without limitation, our chief executive officer, chief financial officer, and chief accounting officer and satisfies the requirements for a “code of ethics” within the meaning of SEC rules.

A copy of the code is posted on our website, www.cokecce.com, under “Corporate Governance.” The code is available in print to any person without charge, upon request sent to the corporate secretary at Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040.

If we amend or grant any waivers under the code that are applicable to our chief executive officer, our chief financial officer, or our chief accounting officer and that relate to any element of the SEC’s definition of a code of ethics, which we do not anticipate doing, we will promptly post that amendment or waiver on our website, www.cokecce.com, under “Corporate Governance.”

Composition of Board of Directors

Our bylaws provide that the business and affairs of the company are to be managed by its board of directors. Our board is authorized to have a minimum of three and a maximum of 20 members. We currently have 12 members. Approximately one-third of the board is elected each year for a three-year term. The term of each director expires at the third annual meeting of our shareowners occurring after that director’s election, when that director’s successor shall have been duly elected and qualified. At this meeting, we are electing directors whose terms expire at the 2012 annual meeting of shareowners.

Nominations to Board of Directors

All nominees for election to the board are considered by the Governance and Nominating Committee. Our Board of Directors Guidelines on Significant Corporate Governance Issues lists “issues of diversity, age, business, or academic background and other criteria that the committee and the board find to be relevant” as factors that the committee considers in evaluating potential directors. Our bylaws disqualify anyone who has reached the age of 70 from being nominated or renominated for election by shareowners as director, provided that a person who has not attained the age of 71 shall be eligible to fill a vacancy caused by the retirement, removal, or resignation of a director so long as said person does not stand for election upon the expiration of the term of the director whose office became vacant.

There is a procedure contained in Section 10 of Article I of our bylaws for shareowners to make nominations to the board at our annual or special meeting of shareowners. The following summary is qualified in its entirety by reference to Section 10. Our bylaws can be found on our website at www.cokecce.com under “Corporate Governance.” Any person wishing to make a nomination must be a shareowner at the time the nomination is made, be entitled to vote at the meeting at which the election occurs, and follow the required notice provisions, which provide that, in the case of an annual meeting, notice of the shareowner’s intention to make the nomination must be given to our corporate secretary at our headquarters no more than 120 days and no fewer than 90 days before the day which is the anniversary of the preceding year’s annual meeting of shareowners (or, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary of the preceding year’s annual meeting, then the notice must be given to our corporate secretary no more than 120 days prior to the date of the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the date on which we publicly announce the date of the annual meeting). The notice must contain all the information about the nominee that would be required to be included in a proxy statement, must be accompanied by the nominee’s written consent to serve as a director if elected, and must contain all the information about the shareowner making the nomination that is required by Section 10 of Article I of the bylaws. If the shareowner has complied with all of the requirements of Section 10, he or she may nominate the nominee at the annual meeting of shareowners.

In addition to the nomination procedures contained in our bylaws, the committee will consider director candidates proposed to it by shareowners. Any such proposals should be sent to the committee. (See “Communications with the Presiding Director, the Board, and Its Committees” above.) The proponent must submit evidence that he or she is a shareowner of Coca-Cola Enterprises, together with a statement of the proposed nominee’s qualifications to be a director. There is no difference in the manner in which the committee evaluates proposed nominees based upon whether the proposed nominee is recommended by a shareowner. The committee will consider all potential nominees from various sources, including any from shareowners, and will report its recommendations to the whole board. The board will make the ultimate selection of the nominee and, if it choses a nominee, either appoint the nominee to fill a vacancy or newly created directorship on the board or direct that the nominee stand for election at the next annual meeting of the shareowners.

The committee has occasionally used outside search firms to assist it in identifying potential independent director candidates for nomination to the board.

Current Board of Directors and Nominees for Election

Nominees for Election to Terms Expiring 2012

	Principal Occupation and Other Information	Age	Our Director Since
Calvin Darden
	Mr. Darden was Senior Vice President of U.S. Operations of United Parcel Service, Inc., an express carrier and package delivery company, from January 2000 until his retirement in 2005. He is also a director of Target Corporation, a retailer, and Cardinal Health Inc., a provider of products and services supporting the health care industry.	59	2004

Donna A. James

Ms. James is President of Lardon & Associates LLC, a consulting firm specializing in corporate governance and new business development. She had been President of Nationwide Strategic Investments, a division of Nationwide Mutual Insurance Company, from 2003 until March 2006. Prior to that, she was Executive Vice President and Chief Administrative Officer of Nationwide Mutual Insurance Company and Nationwide Financial Services, Inc. from 2000 until 2003 and served as a senior corporate executive for the preceding 10 years. She is also a director and chair of the audit committee of Limited Brands, Inc., a retailer of women’s apparel, personal care and beauty products, and a director of Conseco Inc., a provider of life, health, and annuity products.

		51	2005

Thomas H. Johnson
	Mr. Johnson has been Managing Partner of THJ Investments, L.P., a private investment entity from November 2005 to the present. Mr. Johnson served as Chairman and Chief Executive Officer of Chesapeake Corporation, a specialty packaging manufacturer, from August 1997 to November 2005. Mr. Johnson is also a director of Mirant Corporation, a producer of electricity, ModusLink Global Solutions, Inc., a supply chain business process management company, and Universal Corporation, a leaf tobacco merchant and processor.	59	2007

Incumbents Holding Terms Expiring 2010

	Principal Occupation and Other Information	Age	Our Director Since
Marvin J. Herb
	Mr. Herb has been Chairman of HERBCO L.L.C. since July 2001. Before that, he was President and director of Herbco Enterprises Inc., a Coca-Cola bottler, until it was acquired by Coca-Cola Enterprises in July 2001. He is also a director of Barrington Venture Holding Company LLC, a continuing care retirement community.	71	2002

L. Phillip Humann
	Mr. Humann is employed by SunTrust Banks, Inc. (“SunTrust”), a bank holding company, as a consultant. He was Chairman of the Board of SunTrust from March 1998 to April 2008, also serving as Chief Executive Officer from March 1998 until December 2006 and President from March 1998 until December 2004. He is also a director of Equifax Inc., a credit information provider, and Haverty Furniture Companies, Inc., a furniture retailer.	63	1992

John Hunter
	Mr. Hunter is currently a consultant to The Coca-Cola Company and was Executive Vice-President of The Coca-Cola Company and President of Coca-Cola International from 1991 until his retirement in 1996. He was Chairman of Seagram Spirits and Wine Group from 1998 to 2000.	71	2008

Suzanne B. Labarge
	Ms. Labarge was Vice Chairman and Chief Risk Officer of RBC Financial Group, an international financial services company, from 1999 until her retirement in 2004. Ms. Labarge is also a member of the Supervisory Board of Deutsche Bank AG, a global investment bank, and from January 2005 to May 2007, she was a director of Novelis, Inc., a Canadian producer of aluminum products, and was the chair of its audit committee.	62	2007

Incumbents Holding Terms Expiring 2011

	Principal Occupation and Other Information	Age	Our Director Since
Fernando Aguirre
	Mr. Aguirre has been Chairman of the Board, Chief Executive Officer, and President of Chiquita Brands International, Inc., an international marketer, producer, and distributor of bananas and other fresh produce, since January 2004. From July 2002 until January 2004, he served as President, Special Projects, for The Procter & Gamble Company (“P&G”), a manufacturer and distributor of consumer products, and from July 2000 until June 2002, he was President of the Global Feminine Care business unit of P&G.	51	2005

John F. Brock
	Mr. Brock has been Chairman of the company since April 2008, and Chief Executive Officer since April 2006. He was President of the company from April 2006 to April 2008. From February 2003 until December 2005, he was Chief Executive Officer of InBev, S.A., a global brewer, and from March 1999 until December 2002, he was Chief Operating Officer of Cadbury Schweppes plc, an international beverage and confectionery company.	60	2006

Irial Finan

Mr. Finan has been Executive Vice President of The Coca-Cola Company since October 2004 and its President of Bottling Investments and Supply Chain since August 2004. Before that, he was Chief Executive Officer of Coca-Cola Hellenic Bottling Company S.A. (“CCHBC”), one of the world’s largest
Coca-Cola bottlers, from May 2001 until 2003. He is a member of the board of directors of CCHBC, Coca-Cola FEMSA, S.A. de C.V., a Latin American bottler of Coca-Cola, Coca-Cola Amatil Limited, an Australian bottler of
Coca-Cola, and a member of the Advisory Board of Coca-Cola Erfrischungsgetraenke AG, a German bottler of Coca-Cola. He is also a member of the boards of the nonprofit Galway University Foundation and Co-operation Ireland USA.

		51	2004

Incumbents Holding Terms Expiring 2011 (continued)

	Principal Occupation and Other Information	Age	Our Director Since
Orrin H. Ingram II
	Mr. Ingram has been President and Chief Executive Officer of Ingram Industries Inc., a diversified products and services company, since 1999. Before that, he held various positions with Ingram Materials Company and Ingram Barge Company, and was co-president of Ingram Industries from January 1996 to June 1999. He is a director of Ingram Micro Inc., a global information technology distributor.	48	2008

Curtis R. Welling
	Mr. Welling has been President and Chief Executive Officer of AmeriCares Foundation, a nonprofit worldwide humanitarian aid and disaster relief organization, since 2002. Before that, he had served as Chief Executive Officer of Princeton eCom Corp. and SG Cowen Securities Corporation, and held several executive and management positions with Bear, Stearns, and Co., and the First Boston Corporation (now Credit Suisse).	59	2007

Committees of the Board

The board has seven standing committees: Affiliated Transaction, Audit, Corporate Responsibility and Sustainability, Executive, Finance, Governance and Nominating, and Human Resources and Compensation. Each committee has a charter that is posted on our website, www.cokecce.com, under “Corporate Governance,” then “Board of Directors.” Our corporate secretary will furnish a printed copy of any charter upon the request of any shareowner. During 2008, the board also created one Special Committee, as described below.

The directors serving on each committee are appointed by the board from its members. These appointments are made at least annually, for terms expiring at the next annual meeting of shareowners.

The following table lists the members of each of the standing committees as of the date of this proxy statement:

	Affiliated Transaction	Audit	Corporate Responsibility and Sustainability	Executive	Finance	Governance and Nominating	Human Resources and Compensation
Fernando Aguirre	X						X
John F. Brock			X	X
Calvin Darden			Chair			X	X
Irial Finan				X	X
Marvin J. Herb		X			Chair	X
L. Phillip Humann				X		Chair	Chair
John Hunter			X
Orrin Ingram	X				X
Donna A. James	X	Chair				X
Thomas H. Johnson					X		X
Suzanne B. Labarge		X			X
Curtis R. Welling	Chair		X				X

During 2008, the board met six times and took action by unanimous consent three times, and the committees met as indicated below:

Affiliated Transaction Committee	12 meetings
Audit Committee	9 meetings
Corporate Responsibility and Sustainability Committee	2 meetings
Executive Committee	No meetings
Finance Committee	5 meetings
Governance and Nominating Committee	7 meetings
Human Resources and Compensation Committee	7 meetings 2 written consent actions
Special Committee	2 meetings

Each director attended at least 75% of the aggregate number of board and committee meetings that were held during 2008 while he or she was a member of the board or the committee.

The functions of each committee and any special qualifications for membership are described below.

Affiliated Transaction Committee—Reviews, considers, and negotiates on behalf of Coca-Cola Enterprises any proposed merger or consolidation between us and The Coca-Cola Company, any purchase of an equity interest in The Coca-Cola Company, any purchase by The Coca-Cola Company of an equity interest in Coca-Cola Enterprises, any purchase by the company from The Coca-Cola Company of goods and services other than in the ordinary course of business, any other transaction between Coca-Cola Enterprises and The Coca-Cola Company having an aggregate value exceeding $10 million, and any other transactions involving Coca-Cola Enterprises and The Coca-Cola Company that may be referred to the committee by the board. This committee is responsible for reviewing “related person transactions” between the company and The Coca-Cola Company pursuant to the company’s related person transaction policy, summarized below under the description of the Audit Committee.

The committee’s charter specifies that the Affiliated Transaction Committee must be composed entirely of directors who (i) are not, and for the past five years have not been, an officer, director, or employee of The Coca-Cola Company or one of its affiliates, (ii) do not own more than 1% of The Coca-Cola Company’s outstanding shares, and (iii) do not own any equity in an entity (except as permitted by (ii)) that is a party to the transaction being considered by the committee. Each member meets these qualifications.

Audit Committee—Assists the board in fulfilling its oversight responsibilities relating to the quality and integrity of our annual and interim consolidated financial statements and financial reporting process, the adequacy and effectiveness of internal controls, current and emerging business issues, the internal audit function, the annual independent audit of our financial statements, ethics programs, legal compliance, and other matters the board deems appropriate.

The Audit Committee administers the company’s related person transaction policy, except for transactions between the company and The Coca-Cola Company, which are the responsibility of the Affiliated Transaction Committee. Under our policy, which is in writing and which was adopted by the board in December 2006, any transactions between the company and a “related person” must be examined by the relevant committee to be sure that the transaction in question is either in the best interests of the company and its shareowners or is not inconsistent with those interests. The “related persons” are (i) directors and executive officers, (ii) beneficial owners of more than 5% of any class of the company’s voting securities, (iii) immediate family members of the foregoing, and (iv) firms in which any of the foregoing are employed or have a greater than 5% beneficial interest. The thresholds for the application of this policy are transactions in which the amount exceeds $120,000, except for transactions with The Coca-Cola Company, where the amount must exceed $10 million.

All members must be independent and must meet additional NYSE qualifications applicable to Audit Committee members. The board has determined that each member meets all of those qualifications.

The board has determined that Ms. James and Ms. Labarge, in addition to being “independent,” are also “audit committee financial experts” as defined in the SEC’s rules. Biographical information for Ms. James and Ms. Labarge is found in “GOVERNANCE OF THE COMPANY—Current Board of Directors and Nominees for Election.”

Corporate Responsibility and Sustainability Committee—Reviews our policies and practices relating to significant public issues of concern to shareowners, the company generally, employees, communities served by us, and the general public with specific oversight of corporate responsibility and sustainability, legislative and regulatory issues, and diversity management programs.

Executive Committee—Exercises powers of the board of directors between meetings, except for amending the bylaws or approving or recommending to shareowners any action or matter that under the Delaware General Corporation Law requires shareowner approval.

Finance Committee—Reviews the annual budget and business plan, dividend policy, capital structure, and capital expenditures in excess of $5 million (with the authority to approve any expenditure less than $15 million), and also evaluates returns on capital expenditures.

Governance and Nominating Committee—Reviews and recommends corporate governance policies and issues in consultation with the CEO; evaluates and recommends candidates to succeed the CEO; recommends to the board of directors candidates for election to the board; reviews matters relating to potential director conflicts of interest and directors’ fees and retainers; and also considers candidates for election to the board submitted by shareowners.

The process by which the committee considers nominees to the board is described in “GOVERNANCE OF THE COMPANY—Nominations to Board of Directors.”

Each member of this committee must be independent, and the board has determined that each member meets that qualification.

Human Resources and Compensation Committee— Establishes the company’s philosophy and goals related to executive compensation; reviews the performance and approves the compensation of the CEO and other senior officers; recommends to the board of directors the adoption, termination, and significant amendment of, and oversees the administration of, equity-based plans, incentive plans, and other employee benefit plans designed to provide compensation primarily for senior officers; oversees talent development and succession planning for senior officer positions (other than the position of CEO); and reviews and provides guidance on significant organizational initiatives.

The committee also reviews at least annually the employee retirement programs and approves amendments to the programs. The committee may delegate its responsibilities related to our retirement plans to the Global Retirement Programs Committee, a committee made up of senior management and retirement plan experts who are responsible for the administration and investment of the assets of our company-sponsored retirement plans.

The board of directors has delegated to a Compensation Plan Adjustment Committee, the sole member of which is our CEO, limited authority to make equity grants or modify outstanding equity awards. The Compensation Plan Adjustment Committee cannot take any of these actions with respect to awards to senior officers of the company.

The committee has engaged Frederic W. Cook and Co. to serve as its independent compensation advisory firm. During 2008, this firm advised the committee with respect to the compensation paid to our CEO, the composition of our compensation comparator group, our executive officers’ annual compensation, and the design of our executive compensation program. The firm also advises the committee on current practices and trends in executive compensation.

Each member of this committee must be independent, and the board has determined that each member meets that qualification.

Compensation Committee Interlocks and Insider Participation

During 2008, Messrs. Aguirre, Darden, Humann, Johnson, and Welling, and former director James Copeland, served on the Human Resources and Compensation Committee. None of them has been at any time an officer or employee of the company and each was determined to be an independent director. No executive officer of the company has served on the board of directors or compensation committee of any other entity that has, or had during any time during 2008, an executive officer who served as a member of our board of directors or our Human Resources and Compensation Committee.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement.

Based upon those reviews and discussions, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

February 10, 2009	L. Phillip Humann, Chair Fernando Aguirre Calvin Darden Thomas H. Johnson Curtis R. Welling

Special Committee—During 2008 this committee, comprised of Messrs. Humann, Welling, and Johnson, considered issues related to the stock owned by Mr. Herb that is subject to a credit arrangement.

Director Compensation

All outside directors (that is directors who are not employees of Coca-Cola Enterprises) are paid the following compensation:

•	$91,000 annual retainer;

•	$2,000 fee for each board meeting attended;

•	$7,500 annual retainer for service as chair of a committee ($10,000 for service as chair of the Audit Committee); and

•	$1,000 fee for each committee meeting attended ($2,000 for each Audit Committee meeting).

In addition to the annual retainer, Lowry F. Kline, our former nonexecutive chairman, received an annual chairman’s fee of $100,000, which was prorated in 2008 for the four months he served on the board prior to his retirement. As an employee of the company, Mr. Brock is not eligible to receive a chairman’s fee.

Each outside director is also eligible for an annual equity award. For 2008, each director received an award of 7,650 deferred stock units on October 30, 2008. These stock units will vest on April 1, 2009, but the underlying shares (and any cash related to dividend equivalent credits on such shares) will not be distributed until after the director leaves the board.

All outside directors are eligible to participate in a deferred compensation plan on a voluntary basis, and participants may elect whether their deferred compensation is valued as if invested in our common stock (through the use of phantom stock credits) or a cash credit account. Accounts under the deferred compensation plan are not distributed until after the director leaves the board.

We reimburse the outside directors for reasonable expenses of attending board and committee meetings and for expenses associated with director training and development. Directors who are company officers receive reimbursement only of expenses incurred to attend out-of-town meetings.

From time to time, a director’s spouse may accompany the director when he or she travels on our corporate aircraft for board-related business. In such instances, the value of the spouse’s travel is imputed as income to the director (determined under the U.S. Department of Transportation’s standard industry fare level), but we do not provide a gross-up payment for the resulting tax liability.

Our Board of Directors Guidelines on Significant Corporate Governance Issues provides that a new director should, within five years of joining the board, own stock of our company equal in value to at least three times the annual cash compensation paid to board members. A director’s vested deferred stock units and phantom stock units under the deferred compensation plan are credited toward this ownership objective.

The table below summarizes the compensation paid by the company to our nonemployee directors for the fiscal year ended December 31, 2008. Compensation paid to John F. Brock, the company’s chairman and CEO, is not included in this table because Mr. Brock is an employee and therefore receives no additional compensation for his service as a director. The company did not pay nonequity plan incentive compensation, provide pension benefits, or provide for any other benefits or payments that would have been categorized as “all other compensation,” to any director during 2008.

	DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Nonqualified Deferred Compensation Earnings ($)(4)	Total ($)
Fernando Aguirre	122,000	76,345	14,417	77	212,839
James E. Copeland, Jr.(5)	41,907	45,903	(7,155)	0	80,655
Calvin Darden	131,500	76,345	14,417	0	222,262
Gary P. Fayard(5)	83,174	45,903	14,417	1	143,495
Irial Finan	108,000	76,345	14,417	0	198,762
Marvin J. Herb	144,500	76,345	14,417	231	235,493
L. Phillip Humann	137,487	76,345	14,417	1	228,250
John Hunter(5)	23,259	30,442	0	0	53,701
Orrin H. Ingram II(5)	83,000	30,442	0	0	113,442
Donna A. James	149,000	76,345	14,417	0	239,762
Thomas H. Johnson	140,000	76,345	0	0	216,345
Lowry F. Kline(5)	37,250	45,903	0	0	83,153
Suzanne B. Labarge	126,000	30,442	0	0	156,442
Curtis R. Welling	132,988	76,345	0	0	209,333

(1)        Amounts shown include retainer, committee chair, and meeting fees earned by our directors during the fiscal year ended December 31, 2008, prior to any deferrals to the deferred compensation plan. For Mr. Kline, the amount also includes a pro-rata portion of his annual nonexecutive chairman’s fee through the date of his retirement from the board.

(2)        Amounts shown reflect the compensation cost recognized in 2008 with respect to deferred stock units granted in 2007 and 2008, as determined in accordance with Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (“SFAS 123R”) and as provided in our financial statements (except that estimated forfeitures have been disregarded for this purpose).

The 7,650 deferred stock units granted to each of the active directors on October 30, 2008 had an aggregate grant-date fair value of $75,123, which value was calculated in accordance with SFAS 123R and determined using a share price of $9.82, the closing price of the company’s stock on the grant date, as reported in the NYSE Composite Transactions listing. Dividend equivalents were taken into account in arriving at the fair value of the deferred stock units; thus, dividend equivalents credited in 2008 have not been reported separately. As of December 31, 2008, each of the directors’ deferred stock units granted in October 2008 (and no other stock or stock unit awards) remained unvested. There were no forfeitures of deferred stock units by our directors during 2008.

Additional compensation cost of $345,233 was recognized in 2008 with respect to restricted stock granted to Mr. Kline in 2003 and 2004 while he was an employee of the company.

(3)        No stock options were granted to directors in 2008. Amounts shown reflect the compensation cost recognized in 2008 with respect to stock option awards granted in prior fiscal years, as determined in accordance with SFAS 123R (except that estimated forfeitures have been disregarded for this purpose). The assumptions used to determine these amounts are discussed in Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Upon his retirement from the board, Mr. Copeland forfeited 2,834 unvested stock options. None of the other directors listed above forfeited stock options during 2008.

The aggregate number of stock options outstanding for each of our directors as of December 31, 2008 is provided in the table below:

Director	Number of Options Outstanding
Fernando Aguirre	8,500
James E. Copeland, Jr.	13,166
Calvin Darden	16,000
Gary P. Fayard	31,000
Irial Finan	8,500
Marvin J. Herb(a)	21,000
L. Phillip Humann	49,450
John Hunter	0
Orrin H. Ingram II	0
Donna A. James	8,500
Thomas H. Johnson	0
Lowry F. Kline(b)	0
Suzanne B. Labarge	0
Curtis R. Welling	0

(a)        Mr. Herb also held 2,500 vested stock appreciation rights with an exercise price of $21.945.

(b)        Mr. Kline also held 1,788,763 vested options that were awarded to him while he was an employee of the company.

(4)        Amounts shown reflect above-market earnings during 2008 on the portion of the director’s deferred compensation plan account that is deemed to be invested in cash and credited with interest at a rate that is based on the prime rate.

(5)        Directors who did not receive a full year of compensation during 2008 include Messrs. Copeland and Kline, who resigned from our board in April 2008 and Mr. Fayard, who resigned in October 2008. Additionally, Mr. Ingram joined our board in April 2008, and Mr. Hunter joined in October 2008.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table shows the number of shares of our common stock and of the common stock of The Coca-Cola Company (“Coca-Cola stock”) beneficially owned by:

•	each director;

•	each nominee for director;

•	each executive officer named in the Summary Compensation Table (See the Summary Compensation Table on page 43); and

•	all directors and executive officers as a group.

Unless otherwise noted, amounts are as of February 20, 2009 for our stock and for Coca-Cola stock.

	Number of Shares Beneficially Owned
	Our common stock		Coca-Cola stock
Name	Number of Shares Owned	Percent of Class	Number of Shares Owned	Percent of Class
Fernando Aguirre(1)	34,976	*	2,300	*
John F. Brock(2)	613,330	*	0	*
Steven A. Cahillane(3)	55,066	*	0
Calvin Darden(4)	39,816	*	0	*
William W. Douglas III(5)	230,749	*	1,398	*
Irial Finan(6)	34,744	*	661,887	*
Marvin J. Herb(7)	9,949,480	2.04%	29,100	*
L. Phillip Humann(8)	129,125	*	40	*
John Hunter(9)	8,650	*	0
Orrin H. Ingram II(10)	20,513	*	867	*
Donna A. James(11)	29,393	*	0	*
Thomas H. Johnson(12)	27,901	*	2,500	*
Suzanne B. Labarge(13)	13,096	*	0	*
Terrance M. Marks(14)	471,859	*	0	*
Vicki R. Palmer(15)	737,052	*	0
Hubert Patricot(16)	124,601	*	3,500
Curtis R. Welling(17)	11,784	*	0	*
All directors and executive officers as a group (19 persons), including those directors and nominees named above(18)	13,517,567	2.77%	712,938	*

*        Less than one percent.

(1)        The share totals include Mr. Aguirre’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 12,256 shares of our common stock upon distribution from the plan, 14,220 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 8,500 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable.

(2)        The share totals include, for Mr. Brock, options to acquire 547,766 shares of our common stock that are now exercisable or that could become exercisable within 60 days from the date of this table. This table does not include, for Mr. Brock, 724,750 restricted stock/performance share units that are subject to forfeiture and represent shares that could not be acquired within 60 days of the date of this table.

(3)        The share totals include, for Mr. Cahillane, options to acquire 15,066 shares of our common stock that are now exercisable or that could become exercisable within 60 days from the date of this table. This table does not include, for Mr. Cahillane, 238,825 restricted stock/performance share units that are subject to forfeiture and represent shares that could not be acquired within 60 days of the date of this table.

(4)        The share totals include Mr. Darden’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 9,596 shares of our common stock upon distribution from the plan, 14,220 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 16,000 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable.

(5)        The share totals include, for Mr. Douglas, options to acquire 121,749 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table and 84,000 restricted shares of our common stock that are subject to forfeiture. This table does not include, for Mr. Douglas, 166,472 restricted stock/performance share units that are subject to forfeiture and represent shares that could not be acquired within 60 days of the date of this table.

(6)        The share totals include Mr. Finan’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 12,024 shares of our common stock upon distribution from the plan, 14,220 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 8,500 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable. Also includes 50,000 shares of Coca-Cola stock that are subject to performance criteria, 112,500 restricted shares of Coca-Cola stock that are subject to forfeiture, and 485,062 shares of Coca-Cola stock that may be acquired upon the exercise of stock options that are now exercisable or that will become exercisable within 60 days from the date of this table.

(7)        The share totals include one-tenth of Mr. Herb’s stock unit account balance in our directors’ deferred compensation plan that will be paid in ten annual installments of 886 shares of our common stock upon distribution from the plan, 52,787 shares of our common stock held by the Herb Family 1998 Gift Trust, and 9,860,586 shares of our common stock owned by Mr. Herb held by JPM Collateral Assets pursuant to a credit arrangement. Includes 14,220 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 21,000 shares of our common stock that may be acquired upon the exercise of outstanding stock options that are now exercisable. Does not include 6,244,114 shares of our common stock held by Herbco II, LLC, as to which Mr. Herb disclaims any beneficial interest. Also, includes 8,400 shares of Coca-Cola stock held in an IRA and 500 shares of Coca-Cola stock held by his wife in an IRA and 200 shares of Coca-Cola stock held by her directly, as to which Mr. Herb disclaims any beneficial interest.

(8)        The share totals include Mr. Humann’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 52,083 shares of our common stock upon distribution from the plan, 14,220 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 45,200 shares of our common stock that may be acquired upon the exercise of outstanding stock options that are now exercisable. Also includes 40 shares of Coca-Cola stock held in trust for his son.

(9)        The share totals include, for Mr. Hunter, 7,650 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table.

(10)        The share totals include Mr. Ingram’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 2,863 shares of our common stock upon distribution from the plan, 7,650 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table. Also includes 867 shares of Coca-Cola stock held in a trust of which he is a co-trustee and a remainder beneficiary.

(11)        The share totals include Ms. James’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 4,673 shares of our common stock upon distribution from the plan, 14,220 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 8,500 shares of our common stock that may be acquired upon the exercise of outstanding stock options that are now exercisable.

(12)        The share totals include Mr. Johnson’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 751 shares of our common stock upon distribution from the plan, 10,650 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 16,500 shares of our common stock held in a margin account owned jointly with his spouse. Also includes 2,500 shares of Coca-Cola stock held in a margin account owned jointly with his spouse.

(13)        The share totals include Ms. Labarge’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 3,446 shares of our common stock upon distribution from the plan, 7,650 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 2,000 shares of our common stock held indirectly by 1323786 Ontario, Inc., her solely owned company.

(14)        The share totals include, for Mr. Marks, options to acquire 365,125 shares of our common stock that are now exercisable or that will become exercisable, 36,400 restricted shares of our common stock that are subject to forfeiture, and 964 shares of our common stock held in trust under our Matched Employee Savings and Investment Plan. This table does not include, for Mr. Marks, 50,820 restricted stock/performance share units that are subject to forfeiture, and 412 shares of phantom stock credited under our Supplemental Matched Employee Savings and Investment Plan, representing shares of our common stock, the receipt of which is deferred beyond 60 days from the date of this table.

(15)        The share totals include, for Ms. Palmer, options to acquire 565,717 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table, 77,000 restricted shares of our common stock that are subject to forfeiture, 31,736 shares of our common stock held in trust under our Matched Employee Savings and Investment Plan, and 124 shares of our common stock held by her daughter. This table does not include, for Ms. Palmer, 119,312 restricted stock/performance share units that are subject to forfeiture and 11,652 shares of phantom stock credited under our Supplemental Matched Employee Savings and Investment Plan, representing shares of our common stock, the receipt of which is deferred beyond 60 days from the date of this table.

(16)        The share totals include, for Mr. Patricot, options to acquire 107,062 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table. This table does not include 99,990 restricted stock units that are subject to forfeiture and represent shares that could not be acquired within 60 days of the date of this table.

(17)        The share totals include one-fifth of Mr. Welling’s stock unit account balance in our directors’ deferred compensation plan that will be paid in five annual installments of 1,134 shares of our common stock upon distribution from the plan, and 10,650 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table.

(18)        The share totals include 9,860,586 shares that are held by JPM Collateral Assets pursuant to a credit arrangement, options to acquire 2,578,137 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table, 337,400 restricted shares of our common stock that are subject to forfeiture, 99,712 stock units representing shares of our common stock credited to accounts under our directors’ deferred compensation plan, 129,570 stock units representing shares of our common stock awarded to nonemployee directors, and 33,232 shares of our common stock held in accounts under the Matched Employee Savings and Investment Plan. Also includes 485,062 shares of Coca-Cola stock that may be acquired upon the exercise of stock options that are now exercisable or that will become exercisable within 60 days from the date of this table, 112,500 shares of Coca-Cola stock that are subject to transfer restrictions, and 50,000 shares of Coca-Cola stock that are subject to performance criteria.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers, and beneficial owners of 10% or more of our common stock must file reports with the SEC showing the number of shares of our common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us. Based on our review of these reports and the written representations from such persons, we believe that all required reports were filed in 2008, except for the following: one Form 4 for Steven A. Cahillane reporting the award of restricted share units was filed three business days late; one Form 4 for Lowry F. Kline reporting shares used to pay taxes on vested restricted shares was filed five business days late; an award of phantom share units to Messrs. Aguirre, Copeland, Darden, Finan, Herb, Humann, and Welling was filed one business day late; one amended Form 4 was filed for Mr. Darden which covered one transaction with an increase of 15 phantom share units; one amended Form 4 was filed for Mr. Finan which covered one transaction with an increase of 114 phantom share units; three amended Form 4s were filed for Mr. Herb which covered three transactions with a net increase of 661 phantom share units and the disposition of 7,319,309 common shares; four amended Form 4s were filed for Mr. Humann covering three transactions with a net increase of 289 phantom share units; two amended Form 4s were filed for Ms. Labarge covering two transactions with a net increase of 86 phantom share units; and four amended Form 4s were filed for Mr. Welling covering three transactions with a net increase of 172 phantom share units.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with The Coca-Cola Company

We are a marketer, producer, and distributor principally of products of The Coca-Cola Company (“TCCC”) with approximately 93 percent of our sales volume consisting of sales of TCCC products. Our license arrangements with TCCC are governed by licensing territory agreements. TCCC owned approximately 35 percent of our outstanding shares as of December 31, 2008. From time to time, the terms and conditions of programs with TCCC are modified.

The following table summarizes the transactions with TCCC that directly affected our Consolidated Statements of Operations for the years ended December 31, 2008, 2007, and 2006 (in millions):

	2008	2007	2006
Amounts affecting net operating revenues:
Fountain syrup and packaged product sales	$344	$410	$415
Dispensing equipment repair services	84	78	74
Packaging material sales (preforms)	66	81	68
Other transactions	80	77	57

Total	$574	$646	$614

Amounts affecting cost of sales:
Purchases of syrup, concentrate, mineral water, and juice	$(4,940)	$(4,906)	$(4,603)
Purchases of sweeteners	(357)	(326)	(274)
Purchases of finished products	(1,502)	(1,054)	(821)
Marketing support funding earned	534	572	470
Cold drink equipment placement funding earned	50	65	104

Total	$(6,215)	$(5,649)	$(5,124)

Fountain Syrup and Packaged Product Sales

We sell fountain syrup to TCCC in certain territories and deliver this syrup to certain major fountain customers of TCCC. We invoice and collect amounts receivable for these fountain sales on behalf of TCCC. We also sell bottle and can products to TCCC at prices that are generally similar to the prices charged by us to our major customers.

Purchases of Syrup, Concentrate, Mineral Water, Juice, Sweeteners, and Finished Products

We purchase syrup, concentrate, mineral water, and juice from TCCC to produce, package, distribute, and sell TCCC products under licensing agreements. We also purchase finished products and fountain syrup from TCCC for sale within certain of our territories and have an agreement with TCCC to purchase from them substantially all of our requirements for sweeteners in the U.S. The licensing agreements give TCCC complete discretion to set prices of syrup, concentrate, and finished products. Pricing of mineral water and sweeteners is based on contractual arrangements with TCCC.

Marketing Support Funding Earned and Other Arrangements

We and TCCC engage in a variety of marketing programs to promote the sale of products of TCCC in territories in which we operate. The amounts to be paid to us by TCCC under the programs are determined annually and periodically as the programs progress. Under the licensing agreements, TCCC is under no obligation to participate in the programs or continue past levels of funding in the future. The amounts paid and terms of similar programs may differ with other licensees. Marketing support funding programs granted to us provide financial support principally based on our product sales or upon the completion of stated requirements, to offset a portion of the costs to us of the programs. TCCC also administers certain other marketing programs directly with our customers. During 2008, 2007, and 2006, direct-marketing support paid or payable to us, or to customers in our territories, by TCCC, totaled approximately $665 million, $695 million, and $583 million, respectively. We recognized $534 million, $572 million, and $470 million of these amounts as a reduction in cost of sales during 2008, 2007, and 2006, respectively. Amounts paid directly to our customers by TCCC during 2008, 2007, and 2006 totaled $131 million, $123 million, and $113 million, respectively.

We and TCCC have a Global Marketing Fund (“GMF”), under which TCCC is paying us $61.5 million annually through December 31, 2014, as support for marketing activities. The term of the agreement will automatically be extended for successive 10-year periods thereafter unless either party gives written notice to terminate the agreement. We earn funding under this agreement if we and TCCC agree on an annual marketing and business plan. TCCC may terminate this agreement for the balance of any year in which we fail to timely complete the marketing plans or are unable to execute the elements of those plans, when such failure is within our reasonable control. We received $61.5 million in 2008, 2007, and 2006 in conjunction with the GMF. These amounts are included in the total amounts recognized in marketing support funding earned in the preceding table.

We have an agreement with TCCC under which TCCC provides support payments for the marketing of certain brands of TCCC in certain territories acquired in 2001. Under the terms of this agreement, we received $14 million in 2008, 2007, and 2006, and will receive $11 million in 2009. Payments received under this agreement are not refundable to TCCC. These amounts are included in the total amounts recognized in marketing support funding earned in the preceding table.

During 2008, we had certain annual funding arrangements in North America with TCCC that contained provisions that allowed TCCC to require us to refund certain amounts paid during the year and remove some or all funding on a prospective basis if we did not meet the stated requirements under the arrangements. The activities required under these arrangements were developed during the annual joint planning process and included (1) annual pricing and volume targets, and (2) support of shared strategic initiatives. Amounts received under these arrangements were recognized in cost of sales as inventory was sold and are included in the total amounts in marketing support funding earned in the preceding table to the extent recognized. Through August 2008, we had received $69 million from TCCC under one of these arrangements. As a result of marketplace pricing action we took in September 2008, TCCC elected to eliminate the remaining $35 million in funding under this arrangement. Effective January 1, 2009 in North America, we and TCCC agreed that a significant portion of our funding from TCCC, as well certain other arrangements with TCCC related to the purchase of concentrate, would be netted against the price we pay TCCC for concentrate.

During 2007, we had a $104 million discretionary annual marketing arrangement in the U.S. with TCCC. The 2007 activities required under this arrangement were agreed to during the annual joint planning process and included (1) an annual total soft drink price pack plan; (2) support for the implementation of segmented merchandising; and (3) support of shared strategic initiatives. Amounts under this program were received quarterly during 2007. These amounts were recognized in cost of sales as inventory was sold and are included in the total amounts in marketing support funding earned in the preceding table to the extent recognized.

We participate in CTM programs in the U.S. administered by TCCC. We are responsible for all costs of the programs in our territories, except for some costs related to a limited number of specific customers. Under these programs, we pay TCCC, and they pay our customers as a representative of the North American Coca-Cola bottling system. Amounts paid under CTM programs to TCCC for payment to our customers are included as a reduction in net operating revenues and totaled $313 million, $296 million, and $276 million in 2008, 2007, and 2006, respectively. These amounts are not included in the preceding table since the amounts are ultimately paid to our customers.

Cold Drink Equipment Placement Funding Earned

We and TCCC are parties to Cold Drink Equipment Purchase Partnership programs (“Jumpstart Programs”) covering most of our territories in the U.S., Canada, and Europe. The Jumpstart Programs are designed to promote the purchase and placement of cold drink equipment. We received approximately $1.2 billion in support payments under the Jumpstart Programs from TCCC during the period 1994 through 2001. There are no additional amounts payable to us from TCCC under the Jumpstart Programs. Under the Jumpstart Programs, as amended, we agree to:

•

Purchase and place specified numbers of cold drink equipment (principally vending machines and coolers) each year through 2010 (approximately 1.8 million cumulative units of equipment over the term of the Jumpstart Programs). We earn “credits” toward annual purchase and placement requirements based upon the type of equipment placed;

•	Maintain the equipment in service, with certain exceptions, for a minimum period of 12 years after placement;

•	Maintain and stock the equipment in accordance with specified standards for marketing TCCC products;

•	Report to TCCC during the period the equipment is in service whether or not, on average, the equipment purchased has generated a stated minimum sales volume of TCCC products; and

•

Relocate equipment if the previously placed equipment is not generating sufficient sales volume of TCCC products to meet the minimum requirements. Movement of the equipment is only required if it is determined that, on average, sufficient volume is not being generated and it would help to ensure our performance under the Jumpstart Programs.

The U.S. and Canadian agreements provide that no violation of the Jumpstart Programs will occur, even if we do not attain the required number of credits in any given year, so long as (1) the shortfall does not exceed 20 percent of the required credits for that year; (2) a minimal compensating payment is made to TCCC or its affiliate; (3) the shortfall is corrected in the following year; and (4) we meet all specified credit requirements by the end of 2010.

We are unable to quantify the maximum potential amount of future payments required under our obligation to relocate previously placed equipment because the dates and costs to relocate equipment in the future are not determinable. As of December 31, 2008, our liability for the estimated costs of relocating equipment in the future was approximately $19 million. We have no recourse provisions against third parties for any amounts that we would be required to pay, nor were any assets held as collateral by third parties that we could obtain, if we are required to act upon our obligations under the Jumpstart Programs.

We purchase products of TCCC in the ordinary course of business to achieve the minimum required sales volume of TCCC products. We are unable to quantify the amount of these future purchases because we will purchase products at various costs, quantities, and mix in the future.

Should we not satisfy the provisions of the Jumpstart Programs, the agreements provide for the parties to meet to work out a mutually agreeable solution. Should the parties be unable to agree on alternative solutions, TCCC would be able to seek a partial refund. No refunds of amounts previously earned have ever been paid under the Jumpstart Programs, and we believe the probability of a partial refund of amounts previously earned under the Jumpstart Programs is remote. We believe we would, in all cases, resolve any matters that might arise regarding the Jumpstart Programs. We and TCCC have amended prior agreements to reflect, where appropriate, modified goals and provisions, and we believe that we can continue to resolve any differences that might arise over our performance requirements under the Jumpstart Programs.

We recognize the majority of the $1.2 billion in support payments received from TCCC as we place cold drink equipment. A small portion of the support payments, representing the estimated cost to potentially move cold drink equipment, is recognized on a straight-line basis over the 12-year period beginning after equipment is placed. During 2008, 2007, and 2006, we recognized deferred income related to our Jumpstart Programs totaling $50 million, $65 million, and $104 million, respectively.

At December 31, 2008, the recognition of $105 million in support payments was deferred under the Jumpstart Programs. Approximately $45 million and $41 million of this amount is expected to be recognized during 2009 and 2010, respectively, as equipment is placed. Approximately $19 million, representing the estimated cost to potentially move, is expected to be recognized over the 12-year period after the equipment is placed. We have allocated the support payments to equipment based on a fixed amount per “credit.” The amount allocated to the requirement to place equipment is the balance remaining after determining the potential cost of moving the equipment after initial placement. The amount allocated to the potential cost of moving equipment after initial placement is determined based on an estimate of the units of equipment that could potentially be moved and an estimate of the cost to move that equipment.

Other Transactions

In August 2007, we entered into a distribution agreement with Energy Brands Inc. (“Energy Brands”), a wholly owned subsidiary of TCCC. Energy Brands, also known as glacéau, is a producer and distributor of branded enhanced water products including vitaminwater, smartwater, and vitaminenergy. The agreement was effective November 1, 2007 for a period of 10 years, and will automatically renew for succeeding 10-year terms, subject to a 12-month nonrenewal notification. The agreement covers most, but not all, of our U.S. territories, requires us to distribute Energy Brands’ enhanced water products exclusively, and permits Energy Brands to distribute the products in some channels within our territories. In conjunction with the execution of the Energy Brands agreement, we entered into an agreement with TCCC whereby we agreed not to introduce new brands or certain brand extensions in the U.S. through August 31, 2010 unless mutually agreed to by us and TCCC.

Other transactions with TCCC include management fees, office space leases, and purchases of point-of-sale and other advertising items, all of which were not material to our consolidated financial statements.

Stock Ownership by and Director Relationships with The Coca-Cola Company

TCCC is our largest shareowner, owning as of February 20, 2009 directly and indirectly through its subsidiaries, 168,956,718 shares of common stock, representing approximately 34.63% of our outstanding common stock. In addition, one of our twelve current directors, Irial Finan, is an executive officer of The Coca-Cola Company and another, John Hunter, is a former executive officer of, and current consultant to, The Coca-Cola Company.

Transactions with SunTrust Banks, Inc.

SunTrust Banks, Inc. engaged in ordinary course of business banking transactions with us in 2008, and we expect that we will engage in similar transactions in 2009. The transactions included making loans to us on customary terms. In 2008, we paid approximately $2,000 for escrow fees, and approximately $550,491 in bank, financial services, and related management fees. SunTrust also holds equipment leases under which we paid approximately $3,322,811 for the lease of over-the-road trailers and tractors. L. Phillip Humann, one of our directors, is a consultant to, and the former Chairman of the Board of, SunTrust.

Relationships and Transactions with Management and Others

Vicki R. Palmer, Executive Vice President, Financial Services and Administration, has entered into a consulting agreement with the company to provide advice and other services to our CEO and other members of the executive leadership team on matters such as our corporate responsibility and sustainability initiatives; community outreach initiatives; and the recruitment, development, and retention of a talented and diverse workforce. Ms. Palmer will receive consulting fees of $45,833 per month for a period of three years following her retirement on March 31, 2009. Because Ms. Palmer is currently a senior officer of the company, the terms of this agreement were reviewed and approved by the Human Resources and Compensation Committee of the board of directors.

Upon his retirement from the company, effective December 31, 2006, Lowry F. Kline, our former chairman and CEO, entered into an agreement with us to provide consulting services to the company and its senior management team. The terms of this agreement were approved by the board of directors. Under this agreement, Mr. Kline will be available to provide advice to John F. Brock, our current chairman and CEO, on such matters as business strategies, acquisition opportunities, industry trends, franchise relationships, and management succession planning and to represent the company at industry association and bottler events. Mr. Kline receives no compensation under this agreement; however, the period during which he continues to provide these consulting services will be credited toward the vesting of his unvested restricted stock, as provided for under the original terms of his 2003 and 2004 restricted stock awards. The agreement may be terminated by the company or Mr. Kline upon thirty days’ advance notice to the other party.

William W. Kline, son of Lowry F. Kline, has been an employee of the company since 1992. Currently, Mr. Kline serves as vice president, field sales, Wal-Mart. During 2008, he received a total of approximately $345,000 in salary, annual incentive payments, equity awards (grant date fair value), and relocation benefits. Mr. Kline participates in the company’s welfare and retirement benefit plans on the same terms as other similarly situated salaried employees.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) explains the principles, objectives, and features of our executive compensation program, and it describes how the compensation of our leaders aligns with our corporate objectives and shareowner interests. Although our executive compensation program is generally applicable to each of our senior officers, this CD&A focuses primarily on the program as applied to our CEO and the other officers included in the Summary Compensation Table, referred to in this proxy statement collectively as the “Named Executive Officers.”

Compensation Program Objectives

The Human Resources and Compensation Committee (the “Compensation Committee” or “Committee”) reviews and approves the company’s executive compensation policies, plan designs, and the compensation of our senior officers. In 2008, the Compensation Committee adopted changes to the company’s compensation philosophy to clarify the objectives of the executive compensation program, which are as follows:

•

Pay for performance—The majority of each senior officer’s compensation should be performance-based, and incentive programs should carry a risk of no payout when the company’s performance or the officer’s individual performance does not meet pre-established goals.

•	Pay competitively—Executive compensation opportunities should be sufficiently competitive to attract external executive talent and support the development and retention of current and future leaders.

•

Support our business strategies—The annual incentive program should be specific to the company’s short-term operating strategy, and the long-term incentive program should reward management for developing and executing business strategy over a three- to five-year period.

•

Align our leaders’ interests with those of shareowners—Our executive compensation program should emphasize equity ownership so that our leaders’ long-term financial interests are consistent with the long-term interests of shareowners.

Executive Compensation Program Overview

Performance-Based Compensation

The most effective way to ensure that our executive compensation program is performance-based is to provide a majority of each senior officer’s annual compensation in the form of opportunities for pay, rather than guarantees of pay. Because our success depends on strong operational performance year after year, a significant portion of our senior officers’ compensation is conditioned on the attainment of specific long-term and short-term business objectives. This compensation is “at-risk” because it will decrease—or not be earned at all—if the performance goals are not achieved. If those goals are exceeded, however, the compensation earned can exceed targeted levels.

The Compensation Committee further reinforces our senior officers’ focus on long-term results by providing the majority of their total compensation in the form of equity-based awards that provide significant upside compensation opportunities if the company’s stock price increases over time and, for certain awards, if specific business goals are met.

Competitive Compensation

To recruit and retain highly qualified executives, we believe it is necessary to provide them with competitive total compensation opportunities. To ensure that our compensation is competitive, we review the total compensation provided to executives with comparable responsibilities at companies of comparable size that are representative of the market in which we compete for talent.

In addition to clarifying the objectives of our executive compensation program, in 2008, the Compensation Committee also revised our methodology for determining our compensation comparator group. Departing from our past practice of using a limited group (16 companies in 2007) of consumer products companies to benchmark our executives’ compensation, we redefined our comparator group as companies across all industries with annual revenues between 50% and 200% of our annual revenues, as identified in survey data provided by a large compensation consulting firm. We made this change because competition for the majority of our executive positions is not limited to companies within our industry, and we believe that including a larger number of companies will improve the consistency of the market data we use from year to year.

For 2008, we used market data that met these criteria from the Towers Perrin 2007 General Industry Database to develop our comparator group, which included 163 companies with recent year-end annual revenues ranging from $10 billion to $40 billion. The median annual revenues for the group were approximately $15.8 billion, as compared to the company’s annual revenues for the same period of $20.9 billion.

We believe, however, that a review of market data is only the starting point for the Compensation Committee’s determinations regarding competitive compensation. In making individual pay decisions, the Committee also considers each officer’s skills, experience, relative responsibilities within the executive leadership team, and individual performance against objectives established for the year.

Role of Management and Compensation Consultants

Our CEO and senior vice president of human resources are responsible for providing recommendations to the Committee on various aspects of the executive compensation program and individual officers’ compensation, other than their own compensation. Such recommendations include, for example, the designs of our annual incentive and equity programs, including business goals, performance targets, and adjustments to senior officers’ compensation based on the CEO’s evaluation of individual performance. We believe that these officers’ input and recommendations are an important part of the Compensation Committee’s decision-making process because they are familiar with both our business objectives and each officer’s contributions to the attainment of those objectives.

To assist the Committee in evaluating each senior officer’s overall compensation, each year management provides the Committee with tally sheets. Tally sheets detail a senior officer’s total direct and indirect compensation and assist the Committee in understanding how its compensation decisions may affect the officer’s total compensation for a particular year and in future years.

External consultants provide guidance to management on compensation trends and program designs and bring expertise and an objective perspective to our process for developing proposals for the Committee. In 2008, we engaged Towers Perrin to serve as our primary compensation consultant. In addition to providing us with the market data used to establish our comparator group and benchmark our senior officers’ pay, Towers Perrin also adjusted the survey market data for certain senior officers’ positions to reflect differences between our officers’ responsibilities and the survey job descriptions to which they were compared.

Frederic W. Cook & Co. has served as the Compensation Committee’s independent consultant since 2005. In addition to providing the Committee with its perspective on current trends and other developments in executive compensation, the Cook firm reviews all market data and proposals regarding the compensation of our senior officers that we present to the Committee. The Cook firm also evaluates proposed compensation plan designs and makes recommendations regarding CEO compensation. To ensure independence in its service to the Committee, the Cook firm does not provide any other services to the company or its management.

Executive Compensation Program

Each senior officer’s total direct compensation is comprised of:

•	Base salary—which provides for a competitive level of fixed pay;

•	An annual incentive award—which provides an opportunity for cash compensation based on company and individual performance for a given year; and

•

A long-term incentive (LTI) award—which provides an opportunity for increased compensation based primarily on increases in our stock price and which is designed to focus our leaders on the growth of the company over time.

Historically, the Compensation Committee set senior officers’ compensation by targeting each element of direct compensation at the median of the external market. In 2008, however, the Committee revised its approach by targeting both annual cash compensation (base salary plus target annual cash incentive opportunity) and total direct compensation (annual cash compensation plus target LTI opportunity) at the median of our comparator group.

The Committee believes this is the most appropriate approach for providing our senior officers pay opportunities that are competitive, but may exercise its judgment and approve compensation that is above or below the comparator group median under certain circumstances. For example, using the comparator group median as its initial reference point, the Compensation Committee may set components of an officer’s pay above or below the median based on his or her experience in a role, individual performance, and/or future leadership potential.

Based on the methodology described above, the Compensation Committee approved targeted annual cash compensation and targeted total direct compensation for our Named Executive Officers that were each within a range of +/-12% of the comparator group median for their positions.

Annual Incentive Awards

Annual incentive awards are payable under our Executive Management Incentive Plan (“MIP”). Each Named Executive Officer’s 2008 MIP target award, which was determined as a percentage of his or her base salary, is provided in the summary of direct compensation chart on page 39.

Each year, the board of directors approves the company’s business plan, after considering relevant economic, industry, and company-specific variables. The Committee sets the performance goals for our annual incentive awards against the business plan because they believe it represents strong performance in a given year. Accordingly, annual incentive awards are earned based on the achievement of business and individual performance goals that are designed to deliver business results at or above plan levels for the fiscal year.

2008 Performance Goals. The business performance goals set by the Compensation Committee under the MIP for 2008 were based on the company’s operating income (“OI”) and return on invested capital (“ROIC”), two of the key metrics by which we and our shareowners evaluate our overall financial performance. The OI goal focuses our senior officers on maximizing revenue growth and minimizing expense. The ROIC goal focuses our senior officers on making the most efficient use of our capital.

The OI goal represented 75% of each senior officer’s incentive target award, and the ROIC goal accounted for 25%. Therefore, if both objectives had been fully met, our officers would have had the opportunity to earn 100% of their target MIP award.

In addition to identifying specific OI and ROIC targets, the Compensation Committee identifies a minimum level of performance for each business goal that must be met in order to generate any annual incentive award payment for that goal. Similarly, a maximum performance level is set so that the annual award payment is capped for performance above that level. The 2008 minimum, target, and maximum performance and the corresponding award levels for each performance goal were:

	Performance Level (As a % of Target)	Corresponding Award Level (As a % of Target)
Minimum	91%	10%
Target	100%	100%
Maximum	108%	200%

For purposes of calculating business results under the MIP, OI and ROIC are determined in accordance with financial accounting standards, but then adjusted for various predetermined, nonrecurring items. Adjustments to our 2008 OI results were primarily related to increases in our restructuring reserve, noncash impairment charges, and the variance between budgeted and actual currency exchange rates.

The annual incentive award an officer earns for business performance is also subject to adjustment by the Compensation Committee based on its evaluation of the officer’s performance against his or her individual goals for the year. The adjustment can range from eliminating the award to providing up to a 30% increase. The officers’ individual goals vary from year to year, but in 2008 included business and financial results, efficiency and effectiveness efforts, and people leadership objectives. While several of the individual goals are shared by all officers, some are specific to an individual executive and his or her area of responsibility. The Compensation Committee’s evaluation of each senior officer’s individual performance includes a review of his or her self-assessment and input from the CEO.

2008 Results and Awards Determination. For 2008, the level of awards payable for the two performance goals represented 10.25% of an officer’s target award, calculated as follows:

•	Operating Income (75% of the target MIP award)—Actual 2008 OI was 86.6% of the business plan of $1.67 billion. Because the minimum performance level of 91% was not achieved, no OI award was earned.

•	Return on Invested Capital (25% of the target MIP award) — Actual 2008 ROIC was 94.1% of the business plan of 8.0% ROIC, which generated an award of 41.0% of this goal.

Because ROIC results represented 25% of the 2008 MIP award opportunity, the amount each senior officer could earn before the application of any individual performance adjustments was 10.25% of his or her target MIP award (41% ROIC results multiplied by 25% of MIP award opportunity = 10.25%).

Reflecting Mr. Patricot’s mid-year promotion to his larger Europe-wide leadership role and the need for him to continue to lead the Great Britain business unit until a successor was appointed, the Compensation Committee determined that, for 2008 only, his annual incentive should reflect a blend of the results generated under the Great Britain and Europe Group business plans. Accordingly, based on the results under the respective plans, Mr. Patricot could earn, before any individual performance adjustment, 115.67% of his annual incentive target award. In light of the Committee’s decision to base his award on the performance of these business units’ results rather than corporate-wide results, Mr. Patricot’s target MIP percentage was not increased to a level commensurate with his new position until the 2009 fiscal year.

2008 Individual Performance Adjustments. Based on Mr. Brock’s recommendation, and in recognition of their contributions to the European Group’s above-target OI results, the Committee increased Messrs. Cahillane’s and Patricot’s business-related payouts by an additional 10%. Although Mr. Brock advised the Committee that each of the other senior officers had demonstrated strong individual performance during 2008, he did not recommend adjustments to their awards given the corporate-wide OI results. The Committee agreed with this rationale and did not make adjustments to the MIP awards of the other senior officers, including Mr. Brock.

Long-Term Incentive Equity Awards

Long-term incentives (“LTI”) are awarded annually and, for 2008, were delivered to senior officers in two forms of equity. Of the total long-term incentive value awarded to each officer, 60% was delivered in performance share units (“PSUs”) and the remaining 40% in stock options. The Compensation Committee believes that the use of these two forms of equity, and their relative proportions, represents a targeted total LTI value that is consistent with competitive market practices and makes more efficient use of our share reserves than if a larger portion of the award were delivered in stock options. Nonetheless, since stock options provide value only if the price of the company’s stock increases above the closing price on the date the options are granted, the Committee believes their use is important to directly align officer and shareowner interests.

Performance Share Units. PSUs provide our senior officers the opportunity to receive shares of our stock only if both a performance objective and a continued-service requirement are met. Because the PSU award is denominated in shares of company stock, the ultimate value of any award earned by an officer is dependent not only on results against the performance objective set by the Committee at the time the PSUs are granted, but also on the trading price of the company’s stock at the conclusion of the service-vesting period. For the 2008 PSU awards, the service-vesting period is 42 months from the grant date.

The performance objective set by the Committee for the 2008 PSUs is the annual growth rate in our earnings per share (“EPS”) for the 2009 fiscal year over 2008 EPS. For purposes of the PSU awards, our actual EPS is adjusted for various predetermined, nonrecurring items. The Compensation Committee adopted a one-year EPS growth rate for the 2008 PSU awards as it believed the current economic environment made establishing a meaningful multi-year goal extremely difficult. Reinforcing the long-term incentive nature of these awards, any value realized from the 2008 PSU awards will depend on both the number of shares that are earned based on 2009 EPS results and the performance of our stock during the 42-month service-vesting period.

EPS was selected as the performance goal for the 2008 awards because we continue to believe that, over time, EPS results are the primary driver of our stock price and an accurate indicator of long-term company performance. In setting the specific EPS goals, the Committee considered several factors, including our 2009 business plan, as approved by the board of directors, recent and projected EPS performance for the company and for other leading consumer goods companies, current operating-cost challenges specific to our business, and the global economic outlook for 2009. The Committee also determined that for purposes of the 2008 PSU awards, 2009 EPS would be calculated using the business plan’s tax rate and would exclude currency fluctuations. Using 2008 EPS of $1.32, the minimum, target, and maximum EPS performance goals, and the corresponding award levels set by the Compensation Committee, are:

Annual Growth Rate in EPS—FY 2009 vs. FY 2008		2009 EPS Goals	Percentage of the PSU Target Award Earned
Less than 2%	<	$1.35	0%
Minimum—2%		$1.35	50%
Target—6%		$1.40	100%
Maximum—10%	>=	$1.45	200%

Stock Options. Stock options provide senior officers the opportunity to purchase shares of our stock at a price equal to the market price on the day of grant. After the options vest, officers can exercise this purchase right anytime during the term of the option, which is ten years from the day of grant. For the grants awarded in 2008, vesting occurs ratably over three years. Generally, this purchase right is only available while the officers are employed by the company.

Special LTI Award. In September 2008, Mr. Cahillane also received a special LTI award of restricted stock units with an approximate grant date value of $2 million. The Committee approved this award to recognize Mr. Cahillane’s performance and accomplishments since joining the company in October 2007, his promotion to a role of greater responsibility during 2008, and his future leadership potential. The vesting of this award is conditioned on Mr. Cahillane’s continued employment with the company until September 2, 2011.

Summary of 2008 Direct Compensation Decisions

The following chart summarizes the target direct compensation the Compensation Committee approved for each of our Named Executive Officers in 2008. The chart also illustrates the performance-based nature of our program by showing the extent to which actual direct compensation was considerably lower than target due to the below-target cash incentive awards earned under the MIP for 2008 performance.

Name	2008 Annualized Salary(1)	2008 Target MIP Percentage	2008 Target Annual Incentive(2)	2008 LTI Award	Total Target Direct Compensation	Amount Earned Above/ (Below) Target MIP (3)	Total Actual Direct Compensation
John F. Brock	$1,150,000	125%	$1,437,500	$6,500,000	$9,087,500	($1,290,156)	$7,797,344
William W. Douglas III	515,000	90%	463,500	1,400,000	2,378,500	(415,991)	1,962,509
Steven A. Cahillane(4)	650,000	90%	585,000	1,600,000	2,835,000	(519,041)	2,315,959
Vicki R. Palmer	475,000	70%	332,500	875,000	1,682,500	(298,419)	1,384,081
Hubert Patricot	575,000	70%	402,500	800,000	1,777,500	82,249	1,859,749
Terrance M. Marks(5)	630,000	90%	567,000	—	1,197,000	(510,788)	686,212

(1)        Amounts shown represent base salaries effective April 1, 2008, except for Messrs. Cahillane and Patricot, whose salaries are as of August 1, 2008. Mr. Patricot’s base salary is based on the euro exchange rate on that date.

(2)        Amounts shown represent target annual incentive award opportunities under the MIP, which are based on the percentage of base salary in the preceding column.

(3)        Except for Mr. Patricot, amounts shown represent the amount by which the annual incentive award under the MIP was below the target opportunity due to below-target business performance.

(4)        This table does not include Mr. Cahillane’s September 2008 LTI award or the special relocation payment discussed below in the “Executive Relocation and International Assignment Benefits” section.

(5)        Because Mr. Marks’s departure was announced before the 2008 LTI awards were approved, he did not receive a 2008 LTI award. Also, the amount earned under his 2008 MIP award was prorated for his period of employment during 2008.

Executive Benefit Programs

Our senior officers participate in our company-sponsored benefit programs on generally the same basis as other salaried employees in the country in which they are based. These benefits are designed to provide protection against the financial hardship that can result from illness, disability, or death, and to provide retirement income. In addition to these broad-based benefit programs, our senior officers are eligible to participate in the following executive-level benefit programs.

Executive Relocation and International Assignment Benefits Program

Our senior officers are eligible to participate in a formal relocation and international assignment program that provides additional compensation and reimbursements for purposes of facilitating their relocation or international assignment. During 2008, Messrs. Cahillane and Patricot participated in this program in conjunction with their respective assignments in the United Kingdom.

Mr. Cahillane was repatriated to the U.S. during 2008 following his appointment as the President of our North American Group. In addition to the benefits provided to Mr. Cahillane under the international assignment program, the Compensation Committee approved a special one-time cash payment of $500,000 to assist with his and his family’s expedited repatriation.

Although Mr. Patricot, a French citizen, will continue to be headquartered in the United Kingdom in his new role, his participation in the international assignment program concluded at the end of 2008. Following the transfer of his employment agreement from our French company to our United Kingdom company, Mr. Patricot may no longer participate in certain tax-favorable arrangements in France, and he will become solely responsible for certain expenses previously covered by the international assignment program. To mitigate the loss of these benefits, Mr. Patricot’s new employment agreement provides for the following additional benefits:

•	An annual allowance of €77,270 to assist with maintaining a temporary residence in London;

•	Reimbursement of the cost of tax preparation assistance;

•	An annual cash payment (net of taxes) equal to the contributions that would have been made on his behalf to certain tax-favorable savings plans had he remained an employee of our French company;

•

Reimbursement of social security contributions in excess of those that would have been payable on gains related to his 2008 LTI awards had it been permissible to make them under our French tax-qualified subplans; and

•	A company car and related allowances, which is a standard benefit for our executives in the United Kingdom.

Executive Severance Program

We maintain an executive severance program that provides transition assistance benefits to officers whose employment is involuntarily terminated without cause, or who are actually or constructively terminated within two years after a change in control of the company. We believe that it is appropriate to provide severance benefits under these circumstances for the following reasons:

•	We generally do not enter into employment agreements or other arrangements with our officers that would provide for post-termination benefits.

•	A severance plan assists in recruiting executives who, without the assurance of separation benefits, may not risk leaving a current employer in order to join our company.

•

The availability of severance benefits upon “termination following a change in control” helps ensure that management acts in the best interests of shareowners if such a change in control is contemplated.

The executive severance program provides for cash payments based on targeted annual cash compensation, accelerated vesting of certain share-based awards, and additional pension service credit. In 2008, the Committee reviewed the executive severance program and made the following changes:

•	Company-provided outplacement assistance was replaced with a lump-sum payment to enable executives to select their outplacement service provider and cover other job-search expenses;

•	The cash benefit related to the annual incentive opportunity was set at 100% (rather than 80%) of target to reflect market practice; and

•

The service condition to vesting will be waived for all (instead of a pro-rata portion) shares of restricted stock or stock units granted from 2004 through 2007 if the performance conditions have been met as of an executive’s termination date. This change was made to recognize that outstanding share-based awards granted during this period were subject to aggressive performance targets, some of which have already been met, and that an executive who is involuntarily terminated is being prevented from fulfilling the remaining service-related vesting conditions on these awards.

The executive severance program also provides for repayment of severance benefits by an officer if, within two years after his or her termination of employment, the board of directors determines that the officer could have been terminated for cause and would not, therefore, have been eligible for severance benefits. Specifically, in such circumstances, an officer would be required to repay any severance benefits already paid and all gains from restricted stock/stock units that vested upon or following his or her termination of employment.

Messrs. Brock and Patricot do not participate in this executive severance program. Mr. Brock’s severance arrangement was negotiated as part of his employment agreement. As is customary for our executives based in the United Kingdom, Mr. Patricot’s employment agreement related to his new position addresses severance benefits in the event of his involuntary termination and provides for benefits substantially similar to the benefits available to our senior officers under the executive severance program.

In September 2008, the Committee approved severance benefits for Mr. Marks in conjunction with his departure. Because Mr. Marks had enrolled with the company’s outplacement provider before the changes in the executive severance program became effective, his outplacement expenses were paid directly by the company, and he did not receive a cash payment for outplacement. Except for this adjustment, Mr. Marks received benefits in accordance with the terms of the executive severance program.

In December 2008, the Committee approved severance benefits for Ms. Palmer in conjunction with her agreement to transition her responsibilities to other members of the company’s executive leadership team and serve as an external consultant for three years following her retirement on March 31, 2009. Specifically, Ms. Palmer will consult with the CEO and other members of management on matters relating to corporate responsibility and sustainability; community outreach; and the recruitment, development, and retention of a talented and diverse workforce. In addition to the benefits provided under the executive severance program, the Committee modified Ms. Palmer’s remaining outstanding restricted stock and stock unit awards, as well as performance share units granted in 2008, to waive any service-based vesting requirements, but these awards will not vest unless the applicable performance targets are met. The Committee believed that this action was appropriate in light of Ms. Palmer’s past contributions to the company and her future consulting commitment.

The potential severance benefits for our Named Executive Officers, as well as the actual benefits approved for Mr. Marks and Ms. Palmer, are described in detail in the “Potential Payments upon Termination or Change in Control” section that begins on page 57.

Pension Plans

Our senior officers based in the U.S. participate in the company’s tax-qualified defined benefit pension plan on the same terms as all other U.S. salaried employees. However, the Internal Revenue Code (“IRC”) limits the amount of pension benefits that can be accrued under a tax-qualified defined benefit pension plan, which means that certain highly compensated employees cannot accrue benefits based on their total compensation. We provide enhanced pension benefits to our senior officers and other management employees through an executive pension plan to offset the impact of these limits.

Use of Company Aircraft

The company operates aircraft that are used by our senior officers and other members of senior management to conduct company business. For personal security reasons, Mr. Brock is required by the board of directors to use the company aircraft for all air travel, both business and personal. Other senior officers make limited use of the company aircraft for personal travel with the permission of the CEO. When officers, including Mr. Brock, use the company aircraft for personal reasons, the value of that use is reported as income, and they are responsible for the applicable taxes on that income.

Other Compensation Practices

Stock Ownership Policy

Our objective to link compensation to the long-term success of the company is reinforced by our stock ownership policy, which requires that each senior officer acquire and maintain significant levels of company stock, generally within five years of becoming subject to the policy (5x base salary for the CEO and 1x or 3x for other senior officers, depending on their position). The Compensation Committee periodically reviews this policy to ensure that it remains reasonable in light of the design of our long-term incentive program. After undertaking such a review in 2008, the Committee made changes to the manner in which an officer’s ownership level is measured. Effective for 2009, the Committee determined that the ownership levels for senior officers were appropriate, but it changed the manner in which ownership is measured. Specifically, an officer’s current ownership is now determined by including shares or share units held or credited under our 401(k) or supplemental savings plans; shares owned by the officer or an immediate family member; 60% of the value of shares underlying in-the money options; and all restricted stock/stock units for which performance conditions to vesting have been met (removing the limitation on such credits under the prior policy). The stock ownership policy also prohibits any executive from engaging in hedging strategies using puts, calls, or other derivative securities based on the value of the company’s stock.

Equity Award Grant Policies

The Compensation Committee is solely responsible for making or modifying equity awards to our senior officers. The board of directors has delegated authority to the CEO to make and modify equity awards to employees other than senior officers, subject to certain limits.

Our equity grant policy requires the exercise price for stock option grants to be at least equal to the closing market price on the grant date. The “grant date” is defined as the date on which both final approval of a grant has occurred and all of the elements of the grant are known. Our policy also sets forth the procedural and control requirements for granting annual, new hire, and promotional equity awards.

Tax and Accounting Considerations

The Compensation Committee and management consider the accounting and tax effects of various compensation elements when designing our annual incentive and equity compensation plans and making other compensation decisions. Although we design our plans and programs to be tax-efficient and to minimize compensation expense, these considerations are secondary to meeting the overall objectives of the executive compensation program.

Our emphasis on paying for performance is particularly consistent with the requirements of Section 162(m) of the IRC. Section 162(m) limits the tax deduction available for compensation over $1 million paid to a public company’s CEO and to each of the four other most highly compensated executive officers (other than the CFO) unless such compensation is “performance-based.” To maximize the tax deductibility of our compensation programs, we have designed our annual incentive program and LTI awards to be performance-based. However, the Compensation Committee has the discretion to approve compensation that may not be tax deductible if doing so is consistent with the objectives of our executive compensation program.

Summary Compensation Table

Name and Principal Position	Year	Salary($)(1)	Bonus($)(2)	Stock Awards($)(3)	Option Awards($)(4)	Non-Equity Incentive Plan Compensation($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(6)	All Other Compensation($)(7)	Total($)

John F. Brock	2008	1,144,039	0	762,946	3,721,630	147,344	1,070,538	219,745	7,066,242
Chairman and Chief Executive Officer	2007	1,109,067	0	1,161,227	3,862,377	1,540,859	784,611	343,807	8,801,948
	2006	751,667	1,038,400	356,018	2,325,705	0	60,876	303,459	4,836,125

William W. Douglas III	2008	510,462	0	619,537	486,581	47,509	74,166	19,976	1,758,231
Executive Vice President and Chief Financial Officer	2007 2006	475,248 422,500	0 324,719	688,034 470,370	403,593 260,589	511,387 0	45,809 27,308	13,943 7,039	2,138,014 1,512,525

Steven A. Cahillane	2008	602,311	500,000	265,776	980,276	65,959	32,164	1,338,823	3,785,309
Executive Vice President and President, North American Group

Vicki R. Palmer	2008	473,926	0	1,588,896	783,512	34,081	329,542	1,947,879	5,157,836
Executive Vice President, Financial Services and Administration

Hubert Patricot	2008	500,847	0	268,741	91,019	484,749	0	1,028,759	2,374,115
Executive Vice President and President, European Group

Terrance M. Marks	2008	599,184	0	871,456	556,068	56,212	325,297	2,693,747	5,101,964
Former Executive Vice President and President, North American Group	2007 2006	565,988 491,687	0 392,683	969,283 748,156	427,262 328,533	579,923 0	264,443 75,502	64,305 30,101	2,871,204 2,066,662

All amounts shown are in U.S. dollars.

(1)        The amount shown for Mr. Brock’s 2006 base salary reflects the partial year of pay he received in his first year with the company. Mr. Cahillane’s 2008 base salary reflects the August 1, 2008 increase he received for his promotion to President of our North American Group. Mr. Marks’s 2008 base salary reflects service through December 19, 2008, the effective date of his termination of employment. Mr. Patricot’s salary has been converted to U.S. dollars from euros based on the average of the daily exchange rates for calendar year 2008, which was 1.471. The table does not include 2006 and 2007 compensation information for Messrs. Cahillane and Patricot and Ms. Palmer because they were not Named Executive Officers for those years.

(2)        The bonus amount shown for Mr. Cahillane was a one-time, lump-sum payment to assist with his and his family’s expedited repatriation from the United Kingdom during 2008.

(3)        Stock award amounts shown reflect the compensation cost recognized (rather than an amount paid or realized) in the applicable fiscal year with respect to awards granted in 2008 and prior fiscal years, as determined in accordance with SFAS 123R. There can be no assurance that the SFAS 123R amounts will ever be realized by the executives. The valuation assumptions used for the 2008 stock awards are provided in Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. For information on the valuation assumptions used for stock awards made prior to 2008, refer to the note on “Share-Based Compensation Plans” in the company’s financial statements included in the respective fiscal year’s Form 10-K.

The grant date SFAS 123R value of these awards is generally expensed over the number of months of service required for the award to become nonforfeitable. The compensation cost associated with 2007 and 2008 awards of PSUs was determined by taking into account the current probability that performance targets for the applicable performance period under the PSUs will be met or exceeded. Accordingly, the amounts shown for Messrs. Brock, Douglas, and Marks (our Named Executive Officers who were also Named Executive Officers for the 2007 fiscal year) reflect the reversal in 2008 of amounts expensed in 2007 with respect to the 2007 PSUs. Dividends and dividend equivalents were taken into account in calculating the fair value of the restricted stock, restricted stock units, and PSUs awarded to the Named Executive Officers; thus, they have not been separately disclosed. No assumptions were made regarding nontransferability or risk of forfeiture with respect to these awards.

(4)        Option award amounts shown reflect the compensation cost recognized (rather than an amount paid or realized) in 2008 with respect to awards granted in 2008 and prior fiscal years, as determined in accordance with SFAS 123R (except that estimated forfeitures have been disregarded for this purpose). There can be no assurance that the SFAS 123R amounts will ever be realized by the executives.

The valuation assumptions used for the 2008 option awards are provided in Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. For information on the valuation assumptions used for option awards made prior to 2008, refer to the note on “Share-Based Compensation Plans” in the company’s financial statements included in the respective fiscal year’s Form 10-K. No assumptions were made regarding nontransferability or risk of forfeiture with respect to these awards.

The grant date SFAS 123R value of the options is generally expensed over the number of months of service required for the award to become nonforfeitable. Unvested stock options granted in 2006 and 2007 to employees who are at least 55 years old and whose age and service total at least 75 (“Rule of 75”) become immediately vested upon their retirement; therefore, the entire fair value of such employees’ option awards are expensed in the year of grant, or if later, the year in which they meet the Rule of 75. For options granted in 2008, the age and service requirement for full vesting was changed to age 55 with age and service totaling at least 60 (“Rule of 60”). Ms. Palmer satisfied the Rule of 75 (and 60) in 2008. As a result, all previously unexpensed value related to her pre-2008 option awards, and the full value of her 2008 option award, were expensed in 2008.

(5)        Amounts shown reflect the Named Executive Officers’ total annual incentive earned during 2008 under the Executive Management Incentive Plan (“MIP”). These amounts were approved by the Compensation Committee at its February 9, 2009 meeting and were paid shortly thereafter. Amounts shown are not reduced to reflect deferrals, if any, to qualified or nonqualified deferred compensation plans.

(6)        Prior to 2008, our defined benefit pension plans’ measurement dates were September 30. Beginning in 2008, the measurement dates changed to December 31. As a result, the amounts shown reflect the annualized change in the actuarial present value of the Named Executive Officers’ accumulated benefit under all defined benefit plans from October 1, 2007 to December 31, 2008.

Mr. Patricot, who is a French citizen, participates in the French social security program and certain tax-qualified savings plans. He does not participate in any defined benefit pension plan sponsored by the company or its subsidiaries.

(7)        Amounts shown as “All Other Compensation” include the following for 2008:

Compensation Category	Mr. Brock	Mr. Douglas	Mr. Cahillane	Ms. Palmer	Mr. Patricot	Mr. Marks
Company Contributions to Defined Contribution Plans(a)	$46,851	$17,818	$10,435	$7,407	$15,345	$19,310
Incremental Cost of Personal Use of Company Aircraft(b)	167,603	—	60,706	28,242	—	8,089
Accrued Cash-Based Severance Benefits(c)	—	—	—	1,720,000	—	2,424,000
Present Value of Pension-Based Severance Benefits(d)	—	—	—	189,390	—	152,764
International Assignment Program Payments(e):
Company-paid taxes	—	—	470,070	—	687,315	—
Reimbursement of taxes	—	—	49,682	—	—	—
Company-leased apartment(f)	—	—	278,080	—	213,765	—
Other fees/payments(g)	—	—	468,556	—	112,334	—
Miscellaneous Payments/Benefits(h)	5,291	2,158	1,294	2,840	—	89,584

Total	$219,745	$19,976	$1,338,823	$1,947,879	$1,028,759	$2,693,747

(a)        Amounts shown for U.S.-based executives reflect aggregate company matching contributions made or credited on behalf of the Named Executive Officers under our 401(k) plan and our nonqualified supplemental savings plan. Currently, the matching contribution rate for the plans is 25% on combined deferrals of up to 7% of a participant’s salary and annual incentive.

            Mr. Patricot is a French citizen and participates in the French social security program and does not participate in a defined benefit pension plan. Amounts shown for him reflect company contributions to both a mandatory defined contribution program and a tax-qualified savings plan for the period prior to his promotion.

(b)        Amounts shown reflect the incremental cost of personal use of company aircraft by the Named Executive Officers during 2008. These amounts were calculated based on the variable operating costs to the company for each flight hour attributed to personal use (as well as any flight hours attributable to empty pick-up or return flights), including fuel costs; labor, parts, and maintenance costs; landing and parking fees; on-board catering costs; and crew expenses during layovers. These per-hour costs were determined by using industry-standard cost-estimating guides, which are updated semi-annually. Because company aircraft are used primarily for business purposes, the amounts provided exclude fixed costs, such as pilot salaries and training and overhead costs associated with our aircraft hangar.

(c)        Amounts shown reflect the value of severance benefits under the Executive Severance Plan, as approved by the Compensation Committee during 2008. Although most of the cash severance payments under these arrangements will be paid or provided over a two-year period, the full amounts are provided above.

(d)        Amounts shown reflect the present value of the pension benefits attributable to the two years of additional service credit provided to Mr. Marks and Ms. Palmer in conjunction with their termination and retirement, respectively, under the terms of the Executive Pension Plan.

(e)        During 2008, Messrs. Cahillane and Patricot were each on international assignment for a portion of the year and received the benefits shown in accordance with our international assignment program. The benefits were calculated using a weighted average monthly exchange rate for the month during which the expense was incurred, in U.S. dollars for Mr. Cahillane and in euros for Mr. Patricot. The average exchange rate used by the company for these purposes was comprised of the average daily exchange rate for all business days in the month immediately preceding the month during which the expenses were incurred.

(f)        Amounts shown reflect the cost of company-leased housing in London for Messrs. Cahillane and Patricot during 2008. For Mr. Cahillane, the company leased a home in October 2007 and pre-paid two years of rent at that time. This amount includes approximately nine months’ (the portion of the year prior to Mr. Cahillane’s repatriation to the U.S.) amortization of the prepaid rent, based on the average exchange rate in effect at the time the actual rental prepayment was made.

(g)        Amounts shown reflect the reimbursements/payments for various international assignment-related costs, such as departure services, rental on transition housing, dependent education, home purchase assistance, household goods movement and storage, and house hunting trips for Mr. Cahillane upon his repatriation. For Mr. Patricot, these reimbursements/payments include departure services and auto and benefit allowances. For both Messrs. Cahillane and Patricot, these payments include utilities, transportation, home leave, repatriation allowances, and service charges associated with housing that were provided under our international assignment program.

(h)        Amounts shown reflect the value of company-paid premiums for coverage under a supplemental long-term disability plan for U.S.-based executives and the actual cost of benefits under our executive physical plan. Mr. Marks’s amount also includes payment of accrued but unused vacation and $66,109 that the company provided in outplacement and related services.

Grants of Plan-Based Awards

The following table summarizes the equity awards granted to the Named Executive Officers during 2008. The following paragraphs describe the general terms of these awards; however, the provisions of these awards that apply upon a grantee’s termination of employment under various scenarios are summarized in the “Potential Payments upon Termination or Change in Control” section beginning on page 57.

Incentive Compensation. The company provided an annual cash incentive opportunity to executives under the 2008 Executive Management Incentive Plan (“MIP”). A description of the MIP’s design, relevant performance targets and actual performance, and each Named Executive Officer’s actual 2008 MIP award are provided in the Compensation Discussion and Analysis (“CD&A”) section beginning on page 33.

Annual Stock Option Awards. On October 30, 2008, Ms. Palmer and Messrs. Brock, Douglas, Cahillane, and Patricot were awarded stock options with an exercise price of $9.82. These options vest in one-third increments on October 30, 2009, 2010, and 2011. Vested options may be exercised for ten years after the date of grant, assuming continued employment. The Grants of Plan-Based Awards table below shows, for those officers, the number of options granted under their 2008 option awards.

Annual Performance Share Unit Awards. On October 30, 2008, Ms. Palmer and Messrs. Brock, Douglas, Cahillane, and Patricot were awarded PSUs, which entitle them to shares of company stock (and hypothetical dividends) if the award’s vesting conditions are satisfied. A description of the 2008 PSU design and relevant performance targets are provided in the CD&A section beginning on page 33. The Grants of Plan-Based Awards table below shows, for those officers, the threshold, target, and maximum number of shares that each may earn under his or her 2008 PSU award.

Special Restricted Stock Unit Award. The Grants of Plan-Based Awards table below also shows, for Mr. Cahillane, a grant of restricted stock units (RSUs) to recognize his promotion to President of our North American Group. The award was granted on September 2, 2008 and will 100% vest three years from the date of grant (assuming Mr. Cahillane’s continued employment with the company through that date).

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Committee Action Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John F. Brock
2008 Executive MIP	2/8/2008	2/8/2008	35,938	1,437,500	3,737,500
2007 Incentive Award Plan (Options)	10/30/2008	10/29/2008							1,010,600	9.82	2,617,454
2007 Incentive Award Plan (PSUs)	10/30/2008	10/29/2008				198,550	397,100	794,200			7,799,044

William W. Douglas III
2008 Executive MIP	2/8/2008	2/8/2008	11,588	463,500	1,205,100
2007 Incentive Award Plan (Options)	10/30/2008	10/29/2008							217,700	9.82	563,843
2007 Incentive Award Plan (PSUs)	10/30/2008	10/29/2008				42,750	85,500	171,000			1,679,220

Steven A. Cahillane
2008 Executive MIP	2/8/2008	2/8/2008	14,625	585,000	1,521,000
2007 Incentive Award Plan (RSUs)	9/2/2008	7/22/2008					113,125				2,000,050
2007 Incentive Award Plan (Options)	10/30/2008	10/29/2008							248,800	9.82	644,392
2007 Incentive Award Plan (PSUs)	10/30/2008	10/29/2008				48,900	97,800	195,600			1,920,792

Vicki R. Palmer
2008 Executive MIP	2/8/2008	2/8/2008	8,313	332,500	864,500
2007 Incentive Award Plan (Options)	10/30/2008	10/29/2008							136,000	9.82	352,240
2007 Incentive Award Plan (PSUs)	10/30/2008	10/29/2008				26,750	53,500	107,000			1,050,740

Hubert Patricot
2008 Executive MIP	2/8/2008	2/8/2008	9,525	380,989	990,571
2007 Incentive Award Plan (Options)	10/30/2008	10/29/2008							124,400	9.82	322,196
2007 Incentive Award Plan (PSUs)	10/30/2008	10/29/2008				24,450	48,900	97,800			960,396

Terrance M. Marks
2008 Executive MIP	2/8/2008	2/8/2008	14,175	567,000	1,474,200

(1)        Consistent with the terms of the equity grant policy, at its July 2008 meeting the Committee set October 30, 2008 as the date of the annual LTI grant. At its October 2008 meeting, the Compensation Committee approved the terms and value of the annual option and PSU awards noted above. These awards were granted under the company’s shareowner-approved 2007 Incentive Award Plan.

(2)        Amounts shown reflect the threshold, target, and maximum awards for business goals under the 2008 MIP, which is described in detail in the CD&A beginning on page 33. For purposes of this table, we have applied an individual performance factor of 1.0 for each officer under the threshold and target incentive amounts so that the incentive amount payable for the minimum and target levels of business performance are described. However, because the maximum incentive amount could have been earned by applying a 1.3 performance factor, this feature of the MIP is reflected in the maximum incentive amount.

           Individual performance factors below 1.0 could have reduced each of the amounts to $0. Payments under these awards (the amounts of which are provided in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table) were approved at the Committee’s February 2009 meeting and will be made in March 2009.

(3)        The amounts shown are the threshold, target, and maximum numbers of shares of company stock that may be earned, based on the extent to which the EPS target goal is met under the 2008 PSU Awards. With respect to Mr. Cahillane’s RSUs, the amount shown is the number of shares of company stock that will be earned if the applicable service condition discussed above is satisfied.

(4)        The exercise price of options granted in 2008 is the closing price of the company’s stock on the grant date, as reported in the NYSE Composite Transactions listing.

(5)        The fair value of Mr. Cahillane’s September 2, 2008 RSU award was determined using the Black-Scholes valuation model.

           The fair value of the PSU awards was determined using the maximum number of shares that may be awarded under the PSUs and the Black-Scholes valuation model (effectively the maximum number of shares multiplied by the company’s closing stock price on the grant date).

           The fair value of the stock option awards was determined under the Black-Scholes valuation model. Dividend equivalents provided under the PSU awards were taken into account in determining the fair value of the underlying awards. No assumptions were made regarding the nontransferability for any of the 2008 awards.

           The valuation assumptions used for determining the amounts discussed in this footnote are provided in Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Outstanding Equity Awards at Fiscal Year-end

The table below summarizes the Named Executive Officers’ equity awards that were unvested or unexercised, as applicable, as of December 31, 2008.

Name	Grant Date	Option Awards							Stock Awards
		Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
John F. Brock
Options	4/25/2006	300,000	150,000	(1)	450,000	(1)	20.69	4/25/2016
Options	8/3/2006	170,000	85,000	(2)			21.79	8/3/2016
Options	10/31/2007	77,766	155,534	(3)			25.81	10/31/2017
Options	10/30/2008		1,010,600	(4)			9.82	10/30/2018
RSUs	8/3/2006											183,550	(6)	2,208,107
PSUs	10/31/2007											72,050	(7)	866,762
PSUs	10/30/2008											198,550	(8)	2,388,557

William W. Douglas III
Options	7/26/2004	20,000					25.53	7/26/2014
Options	9/1/2005	40,000					22.31	9/1/2015
Options	8/3/2006	46,683	23,342	(2)			21.79	8/3/2016
Options	10/31/2007	15,066	30,134	(3)			25.81	10/31/2017
Options	10/30/2008		217,700	(4)			9.82	10/30/2018
Restricted Stock	7/26/2004								7,000	(9)	84,210
Restricted Stock	12/13/2004								25,000	(10)	300,750
Restricted Stock	9/1/2005								26,000	(11)	312,780	26,000	(11)	312,780
RSUs	8/3/2006											50,525	(6)	607,816
RSUs	5/1/2007											2,547	(12)	30,640
PSUs	10/31/2007											13,950	(7)	167,819
PSUs	10/30/2008											42,750	(8)	514,283

Steven A. Cahillane
Options	10/1/2007		225,000	(5)			24.59	10/1/2017
Options	10/31/2007	15,066	30,134	(3)			25.81	10/31/2017
Options	10/30/2008		248,800	(4)			9.82	10/30/2018
RSUs	9/2/2008								113,125	(13)	1,360,894
PSUs	10/31/2007											13,950	(7)	167,819
PSUs	10/30/2008											48,900	(8)	588,267

Vicki R. Palmer
Options	1/4/1999	6,000					40.32	1/4/2009
Options	1/4/1999	6,000					46.37	1/4/2009
Options	1/4/1999	6,000					53.33	1/4/2009
Options	1/4/1999	6,000					61.32	1/4/2009
Options	1/4/1999	6,000					70.52	1/4/2009
Options	1/4/1999	5,241					35.06	1/4/2009
Options	12/14/1999	17,000					18.09	12/14/2009
Options	12/14/1999	17,000					20.81	12/14/2009
Options	12/14/1999	17,000					23.93	12/14/2009
Options	12/14/1999	17,000					27.52	12/14/2009
Options	12/14/1999	17,000					31.65	12/14/2009
Options	1/14/2000	7,742					21.25	1/14/2010
Options	1/2/2001	13,400					18.66	1/2/2011
Options	1/2/2001	13,400					20.52	1/2/2011
Options	1/2/2001	13,400					22.57	1/2/2011
Options	1/2/2001	13,400					24.83	1/2/2011
Options	1/2/2001	13,400					27.31	1/2/2011
Options	2/1/2002	44,000					16.11	2/1/2012
Options	2/3/2003	50,000					21.95	2/3/2013
Options	2/26/2004	50,000					23.61	2/26/2014
Options	9/1/2005	40,000					22.31	9/1/2015
Options	8/3/2006	35,383	17,692	(2)			21.79	8/3/2016
Options	10/31/2007	10,966	21,934	(3)			25.81	10/31/2017
Options	10/30/2008		136,000	(4)			9.82	10/30/2018
Restricted Stock	2/26/2004								65,000	(14)	781,950
Restricted Stock	9/1/2005								6,000	(11)	72,180	6,000	(11)	72,180
RSUs	8/3/2006											38,265	(6)	460,328

Name	Grant Date	Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
RSUs	5/1/2007										7,247	(10)	87,181
PSUs	10/31/2007										10,150	(7)	122,105
PSUs	10/30/2008										26,750	(8)	321,803
Hubert Patricot
Options	1/15/1999	2,000				40.72	1/15/2009
Options	1/15/1999	2,000				46.82	1/15/2009
Options	1/15/1999	2,000				53.85	1/15/2009
Options	1/15/1999	2,000				61.93	1/15/2009
Options	1/15/1999	2,000				71.21	1/15/2009
Options	1/15/1999	2,522				35.41	1/15/2009
Options	1/14/2000	1,629				21.25	1/14/2010
Options	1/14/2000	5,000				21.25	1/14/2010
Options	1/14/2000	5,000				24.44	1/14/2010
Options	1/14/2000	5,000				28.10	1/14/2010
Options	1/14/2000	5,000				32.32	1/14/2010
Options	1/14/2000	5,000				37.17	1/14/2010
Options	1/17/2001	14,000				17.28	1/17/2011
Options	2/13/2002	12,000				16.61	2/13/2012
Options	2/3/2003	17,000				21.95	2/3/2013
Options	2/26/2004	17,500				23.61	2/26/2014
Options	9/1/2005	10,000				22.31	9/1/2015
Options	8/3/2006	7,000	3,500	(2)		21.79	8/3/2016
Options	10/31/2007	2,933	5,867	(3)		25.81	10/31/2017
Options	10/30/2008		124,400	(4)		9.82	10/30/2018
RSUs	2/26/2004							5,000	(14)	60,150
RSUs	9/1/2005							2,500	(11)	30,075	2,500	(11)	30,075
RSUs	8/3/2006										6,490	(6)	78,075
RSUs	11/1/2007										30,000	(15)	360,900
PSUs	10/31/2007										2,300	(7)	27,669
PSUs	10/30/2008										24,450	(8)	294,134

Terrance M. Marks
Options	1/4/1999	3,000				40.32	1/4/2009
Options	1/4/1999	3,000				46.37	1/4/2009
Options	1/4/1999	3,000				53.33	1/4/2009
Options	1/4/1999	3,000				61.32	1/4/2009
Options	1/4/1999	3,000				70.52	1/4/2009
Options	12/14/1999	17,000				18.09	6/19/2009
Options	12/14/1999	17,000				20.81	6/19/2009
Options	12/14/1999	17,000				23.93	6/19/2009
Options	12/14/1999	17,000				27.52	6/19/2009
Options	12/14/1999	17,000				31.65	6/19/2009
Options	1/2/2001	7,600				18.66	6/19/2009
Options	1/2/2001	7,600				20.52	6/19/2009
Options	1/2/2001	7,600				22.57	6/19/2009
Options	1/2/2001	7,600				24.83	6/19/2009
Options	1/2/2001	7,600				27.31	6/19/2009
Options	2/3/2003	25,000				21.95	6/19/2009
Options	2/26/2004	32,000				23.61	6/19/2009
Options	9/1/2005	40,000				22.31	6/19/2009
Options	8/3/2006	84,925				21.79	12/19/2010
Options	10/31/2007	60,200				25.81	12/19/2010
Restricted Stock	9/1/2005										36,400	(11)	437,892
RSUs	8/3/2006										35,715	(6)	429,651
RSUs	5/1/2007										2,705	(12)	32,541
PSUs	10/31/2007										6,200	(7)	74,586

Footnotes for Outstanding Equity Awards Table:

Footnote/Type of Grant	Grant Date	Vesting Rate	Vesting Dates	Conditions
(1) Performance-based stock options	4/25/2006	33 1/3% per year	4/25/2007 4/25/2008 4/25/2009

•      Performance criteria previously satisfied with respect to one-half of each vesting tranche

•      Other one-half of each vesting tranche becomes exercisable only if the company’s average share price increases to $31.0350 (50% over the grant date share price)

• If the respective share-price-increase requirements are not satisfied prior to the expiration of the options, the applicable number of options will be forfeited
• Continued employment through vesting date required
(2) Service-based stock options	8/3/2006	33 1/3% per year	8/3/2007 8/3/2008 8/3/2009	• Continued employment through vesting date required
(3) Service-based stock options	10/31/2007	33 1/3% per year	10/31/2008 10/31/2009 10/31/2010	• Continued employment through vesting date required
(4) Service-based stock options	10/30/2008	33 1/3% per year	10/30/2009 10/30/2010 10/30/2011	• Continued employment through vesting date required
(5) Service-based stock options	10/1/2007	100% at year 3	10/1/2010	• Continued employment through vesting date required
(6) Performance-based restricted stock units	8/3/2006	N/A	8/3/2010	• RSUs vest only if the company’s average share price increases by at least 25% (to $27.2375) over the grant date share price of $21.79 for at least 20 consecutive trading days by 8/3/2011
• If the share-price-increase requirement is not satisfied, the RSUs will be forfeited
• Continued employment through 8/3/2010 required
(7) Performance share units	10/31/2007	N/A	4/30/2011

•      Number of shares of stock to be issued based on threshold performance levels under PSU for the performance period of 1/1/2008 through 12/31/2010 (actual number of shares awarded may vary from this amount based on actual company performance)

• Continued employment through 4/30/2011 required
(8) Performance share units	10/30/2008	N/A	4/30/2012

•      Number of shares of stock to be issued based on threshold performance levels under PSU for the performance period of 1/1/2009 through 12/31/2009 (actual number of shares awarded may vary from this amount based on actual company performance)

• Continued employment through 4/30/2012 required
(9) Performance-based restricted stock	7/26/2004	N/A	2/26/2009	• Performance criteria previously satisfied
• Continued employment through 2/26/2009 required
(10) Performance-based restricted stock	12/13/2004	N/A	12/13/2009	• Performance criteria previously satisfied
• Continued employment through 12/13/09 required
(11) Performance-based restricted stock	9/1/2005	N/A	9/1/2010 (9/1/2009	• Performance criteria with respect to one-half of the award previously satisfied for Mr. Patricot)

•      Other one-half of award vests only if the company’s average share price increases to $26.766 (20% over the grant date share price of $22.305) for at least 20 consecutive trading days, prior to the executive’s termination of employment

• Continued employment through 9/1/2010 required (9/1/2009 for Mr. Patricot)
(12) Performance-based restricted stock units	5/1/2007	N/A	5/1/2008 5/1/2009	• RSUs vest only if the company’s average share price increases by at least 25% (to $27.55) over the grant date share price of $22.04 for at least 20 consecutive trading days by 5/1/2012
• If the share-price-increase requirement is not satisfied, the RSUs will be forfeited
• Continued employment required through later of respective vesting dates or date that performance requirement is met

Footnote/Type of Grant	Grant Date	Vesting Rate	Vesting Dates	Conditions
(13) Service-based restricted stock units	9/2/2008	100% at year 3	9/2/2011	• Continued employment through 9/2/2011 required
(14) Performance-based restricted stock	2/26/2004	N/A	2/26/2009	• Performance criteria previously satisfied
• Continued employment through 2/26/2009 required
(15) Performance-based restricted stock units	11/1/2007	N/A	11/1/2012	• RSUs vest only if the company’s share price reaches $30.00 by 11/1/2012
• Continued employment through 11/1/2011 required

Option Exercises and Stock Vested

No named executive officers exercised stock options during 2008, and, as noted in the table below, Ms. Palmer and Mr. Marks had shares of restricted stock that vested in February 2008.

STOCK VESTED
Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John F. Brock	—	—
William W. Douglas III	—	—
Steven A. Cahillane	—	—
Vicki R. Palmer	62,500	1,274,688
Hubert Patricot	—	—
Terrance M. Marks	92,500	1,094,738

Pension Benefits

Our Named Executive Officers, other than Mr. Patricot, participate in the U.S. defined benefit pension program described below. Mr. Patricot, who is a French citizen and participates in the French social security program, does not participate in a defined benefit pension program sponsored by the Company (or its subsidiaries).

Employees’ Pension Plan

The Coca-Cola Enterprises Employees’ Pension Plan (the “Pension Plan”) is a tax-qualified defined benefit pension plan, which provides basic pension benefits for substantially all of the company’s U.S. employees (excluding certain employees covered by collective bargaining agreements). The material terms of the Pension Plan are described below.

Benefit Formula. The Pension Plan provides for an annual benefit (expressed as a life annuity payable at normal retirement age) equal to 1.15% of a participant’s final average earnings multiplied by his or her number of years of benefit service. “Benefit service” is defined as each month of service in which the participant receives compensation from the company, as well as any service that was credited under a plan that was merged into the Pension Plan. “Final average earnings” is the highest average compensation received by the participant during three consecutive calendar years out of his or her last 10 years of employment. Covered compensation under the Pension Plan includes salary and annual incentives.

Vesting. A participant’s benefit under the Pension Plan is not vested until he or she has five years of vesting service or attains age 65. A year of “vesting service” is any calendar year in which a participant receives pay in at least six months. Vesting credit is also earned for service with any other Coca-Cola bottler, The Coca-Cola Company, or other related companies.

Normal Retirement. A retired participant may begin receiving his or her normal retirement benefits at normal retirement age. A participant’s normal retirement age under the Pension Plan is based on the year in which he or she was born, as follows: before 1938—age 65; between 1938 and 1954—age 66; and after 1954—age 67. None of the Named Executive Officers had reached normal retirement age by December 31, 2008.

Early Retirement. A retired participant who is age 55 may begin receiving Pension Plan benefits that are reduced by 6.67% for each of the first five years, and 3.34% for each additional year, that a participant’s benefit commencement date precedes his or her normal retirement date. Ms. Palmer is the only Named Executive Officer who was eligible during 2008 to retire and receive an early retirement benefit under the Pension Plan.

Forms of Benefit. The Pension Plan’s normal retirement benefit for an unmarried participant is a single life annuity. The normal form of benefit for a married participant is an annuity paid to the participant for the remainder of his or her life, with payments equal to 50% of the amount that was being paid to the participant paid to the participant’s surviving spouse for the remainder of his or her life. In lieu of the normal form of benefit, the participant may elect from among other annuity forms of benefit that are intended to be actuarially equivalent to a normal retirement benefit.

Executive Pension Plan

The Coca-Cola Enterprises Executive Pension Plan (the “Executive Pension Plan”) is a nonqualified defined benefit pension plan designed to provide enhanced pension benefits to certain management employees, including benefits that cannot be provided under the Pension Plan due to IRC limits on qualified plans. Except as noted below, the material terms of the Executive Pension Plan are the same as those of the Pension Plan.

Effective December 31, 2008, the Executive Pension Plan was amended in several respects to comply with IRC Section 409A. In conjunction with this amendment process, the Executive Pension Plan’s payment forms and timing provisions were also amended. As a result, benefits under the Executive Pension Plan that commence on or after January 1, 2009 will generally be paid (or begin, in the case of installment payments) as of the first of the month (or, for certain officers, six months) following an executive’s separation from service with the company. Participants whose Executive Pension Plan benefit at the time of their separation is less than $250,000 will receive a lump-sum payment, and participants whose benefit is $250,000 or more will receive their benefit in 10 equal annual installments. In accordance with final regulations issued under IRC Section 409A, active participants were allowed to make an irrevocable election during 2008 to receive their benefits in a lump sum upon separation, regardless of the present value.

Benefit Formula. The Executive Pension Plan provides a benefit equal to the participant’s years of benefit service multiplied by:

•	1.15% of final average earnings (the Pension Plan formula), plus

•

0.25% of the portion of final average earnings that exceeds the Social Security wage base in effect for the year in which the participant terminates employment (which was $102,000 in 2008 and will be $106,800 in 2009).

This benefit amount is then reduced by the participant’s Pension Plan benefit.

Benefit service is determined in the same manner as under the Pension Plan, except that the company may grant additional service, as described below. In certain severance situations, participants are also credited with benefit service equal to the number of months, if any, used to calculate their severance payments (but such severance payments are not included for purposes of determining final average earnings).

The maximum annual combined benefit amount under the Pension and Executive Pension Plans is three times the annual benefit limit under the Pension Plan for the year the executive begins receiving his or her pension benefits. For 2008, the maximum annual benefit under the two plans was $555,000; for 2009, the maximum benefit will be $585,000.

Final Average Earnings. A participant’s final average earnings amount is calculated in the same manner as for the Pension Plan, except that considered compensation includes:

•	compensation above the limits under the Pension Plan that are imposed by law; and

•	any salary or annual incentives deferred by the participant under any company-sponsored nonqualified deferred compensation plan.

Normal Retirement. Benefits under the Executive Pension Plan are payable at age 65, which is sooner than the Pension Plan normal retirement age for participants born after 1937. None of the Named Executive Officers had reached the Executive Pension Plan’s normal retirement age by December 31, 2008.

Early Retirement. If a participant retires after attaining age 55, but before attaining age 65, his or her Executive Pension Plan benefit will be reduced by 1.5% for each of the first five years, and 5% for each additional year, that his or her benefit commencement date precedes his or her 65th birthday. Ms. Palmer is the only Named Executive Officer who was eligible during 2008 to retire and receive an early retirement benefit under the Executive Pension Plan.

Forms of Benefit. Executive Pension Plan benefits were, until January 1, 2009, paid in the same form as the form of benefit the participant elected for his or her Pension Plan benefit. As noted previously, the expiration of certain transition rules prescribed by final regulations under IRC Section 409A necessitated changes to this provision of the Executive Pension Plan effective December 31, 2008.

Grants of Additional Service Credit. The Executive Pension Plan permits additional years of benefit and/or vesting service to be credited to participants, but only the Compensation Committee may approve additional service credit to a senior officer. As noted in the table below, Mr. Brock is the only Named Executive Officer who has been granted additional benefit and/or vesting service under an employment agreement. Mr. Marks and Ms. Palmer were each granted two years of additional service credit in 2008 in conjunction with their separations from the company.

The table below shows the present value of the accumulated benefits payable to each of the Named Executive Officers, together with the number of years of benefit service credited to each officer, under the Coca-Cola Enterprises Inc. Pension and the Executive Pension Plans as of December 31, 2008. These values were determined using interest rate and mortality assumptions consistent with those used in determining the aggregate pension obligations disclosed in the company’s financial statements. None of the Named Executive Officers received payments under these plans during 2008.

Pension Benefits
Name	Plan Name(1)	Number of Years Credited Service (#)(2)		Present Value of Accumulated Benefit ($)(2),(3)
John F. Brock	Employees’ Pension Plan	2.7500	(4)	53,346
	Executive Pension Plan	8.2500	(5)	2,130,314

	Total			2,183,660

William W. Douglas III	Employees’ Pension Plan	4.5000		36,863
	Executive Pension Plan	4.5000		152,379

	Total			189,242

Steven A. Cahillane	Employees’ Pension Plan	1.2500		7,926
	Executive Pension Plan	1.2500		32,279

	Total			40,205

Vicki R. Palmer	Employees’ Pension Plan	25.7500		380,683
	Executive Pension Plan	27.7500	(6)	1,402,334

	Total			1,783,017

Terrance M. Marks	Employees’ Pension Plan	21.8333		182,575
	Executive Pension Plan	23.8333	(6)	1,024,140

	Total			1,206,715

(1)        The accrued benefit was allocated between the Pension Plan and the Executive Pension Plan using IRC limits applicable to the Pension Plan that were in effect in 2008.

(2)        Credited service and present value of accumulated benefit amounts were determined as of December 31, 2008, which was the pension plan measurement date for financial statement reporting purposes.

(3)        The present values of accumulated benefits were determined by using a discount rate of 6.375% and the 2008 mortality table for males and females prescribed by the Pension Protection Act of 2006 and by reducing benefits under the Pension Plan to age 65 using the Pension Plan’s early retirement reduction factors. These assumptions, among others, were used for determining our year-end U.S. pension plan obligations, which are included in the company’s aggregate pension obligations, as disclosed in Note 9 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(4)        Mr. Brock will not be vested in his benefit under the Pension Plan until June 2011. He will become vested in his benefit under the Executive Pension Plan in June 2011 or upon his earlier death, disability, or termination of employment under conditions that make him eligible for severance benefits under the terms of his employment agreement.

(5)        Pursuant to the terms of his employment agreement, Mr. Brock began participating in the Executive Pension Plan upon his employment with the company. If he completes five years of actual service, Mr. Brock will be awarded two additional years of benefit service under the Executive Pension Plan for each of his first five years of actual service. If he does not complete five years of service as a result of his death, disability, or termination of employment under conditions that make him eligible for severance benefits under the terms of his employment agreement, he will be awarded two additional months of benefit service under the Executive Pension Plan for each month of actual service, and his benefit under that plan will be vested at that time. This additional service increased the present value of Mr. Brock’s accumulated benefit under the Executive Pension Plan as of December 31, 2008 by $1,455,774.

(6)        Pursuant to the terms of the Executive Pension Plan, and as approved by the Compensation Committee, Ms. Palmer and Mr. Marks each received two years of additional service credit upon approval of their severance arrangements during 2008. This service credit is included in their Executive Pension Plan service noted in the table above. The present values attributable to the additional service is included in the “All Other Compensation” column of the Summary Compensation Table and the related footnote 7(d) on page 44.

Nonqualified Deferred Compensation

The company’s nonqualified supplemental savings plan (the “Supplemental Plan”) allows participants to defer the receipt and taxation of up to 70% of their regular pay and annual incentive awards.

Matching Contributions. A participant’s Supplemental Plan contributions are credited with company matching contributions, but only to the extent that the participant contributions would have been matched under the company’s 401(k) plan absent the IRC limit on participant contributions ($15,500 for 2008).

Forms of Benefit. A participant may receive Supplemental Plan distributions only following his or her separation from service with the company or in a designated year following separation. The distribution is paid as a lump-sum or in installments, according to the participant’s election.

Summary Table for Nonqualified Deferred Compensation. The table below summarizes the Supplemental Plan contributions made by the Named Executive Officers and the company during 2008. The table also shows the aggregate earnings credited to the executives’ Supplemental Plan accounts during 2008, as well as the executives’ aggregate balances under the Supplemental Plan as of December 31, 2008. None of the Named Executive Officers received payments under the Supplemental Plan during 2008.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)
John F. Brock	1,874,045	42,976	36,920	2,757,278
William W. Douglas III	177,366	13,943	(54,022)	192,006
Steven A. Cahillane	402,597	10,435	(88,752)	323,910
Vicki R. Palmer	14,127	3,532	(233,340)	334,540
Hubert Patricot	7,558	15,345	50	116,344
Terrance M. Marks	127,330	15,435	(267,969)	614,163

(1)        Contribution amounts that relate to an executive’s deferrals from salary and from Mr. Cahillane’s relocation-related bonus are included in the “Salary” and “Bonus” columns, respectively, of the Summary Compensation Table on page 43. Contribution amounts that relate to deferrals of annual incentives were included in the 2007 “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)        All company matching contributions shown are included in the “All Other Compensation” column of the Summary Compensation Table.

(3)        A participant’s account under the Supplemental Plan is deemed to be invested in the hypothetical investment options selected by the participant from among the investment options available under the company’s 401(k) plan. The account is credited with gains or losses actually experienced by the selected hypothetical investments. Accordingly, the Supplemental Plan does not credit above-market or preferential earnings on nonqualified deferred compensation.

(4)        Amounts shown include 2008 executive and company contributions and associated earnings, as well as deferrals of salary, bonus, and annual incentives (together with associated earnings) from prior years’ participation in the Supplemental Plan.

Potential Payments upon Termination or Change in Control

Except with respect to Mr. Marks, whose employment terminated December 19, 2008, the discussion and tables below reflect the estimated amount of additional compensation and benefits that would be paid or accrue to each of the Named Executive Officers in the event of the following hypothetical scenarios, if applicable:

•	a change in control of the company (without a corresponding termination of the executive’s employment);

•	involuntary or constructive (“good reason”) termination;

•	voluntary termination;

•	termination within two years following a change in control;

•	disability; and

•	death.

The following paragraphs describe the termination-related provisions of the arrangements that would be implicated if a Named Executive Officer’s employment were to terminate under one of the events listed above.

Executive Severance Plan

The Compensation Committee adopted an executive severance plan (the “Severance Plan”), effective February 2007, and amended it in 2008 as discussed in the CD&A that begins on page 33. The Severance Plan provides severance pay and benefits to eligible U.S.-based officers and management employees in cases of involuntary termination without “cause” or voluntary termination for “good reason” within 24 months following a “change in control” (as such terms are defined in the Severance Plan). An executive’s receipt of severance payments or benefits under the Severance Plan is conditioned upon his or her execution of a release of claims and non-competition agreement.

Severance Pay. The Severance Plan provides for the following cash payments:

•	A payment based on the executive’s years of service with the company or related companies, as follows:

Years of Service	Severance Pay Equal to
10 or more	2 years of salary and 2 annual incentive awards (at 100% of current target)
At least 2, but less than 10	1 1/2 years of salary and 1 1/2 annual incentive awards (at 100% of current target)
Less than 2	1 year of salary and 1 annual incentive award (at 100% of current target)

•

A payment equal to 100% of the annual incentive (based on actual performance results and pro-rated based on the executive’s actual period of service during the year of his or her termination) that would have been payable for the year of his or her termination

•	If the executive participated in the company’s medical plan at the time of termination, a payment of $30,000 to mitigate the cost of future health benefit coverage

•	A payment (for senior officers, $75,000) to assist with the cost of outplacement services

Treatment of Restricted Stock, Restricted Stock Units, and Performance Share Units. Any service-based vesting condition on an executive’s restricted stock or stock units will be waived if the performance conditions to vesting have been met as of the date of the executive’s termination. For restricted stock/stock units or performance share units for which performance conditions to vesting have not been met, the service conditions will be waived pro-rata, based on the number of months between the grant date and the executive’s termination date. Any performance-based vesting condition on such awards must still be satisfied within the original service period, unless a different period is specified for severance terminations in the award document.

Messrs. Brock’s and Patricot’s Employment Agreements

Messrs. Brock and Patricot are the only Named Executive Officers with employment agreements.

Mr. Brock

Mr. Brock’s agreement provides that upon his involuntary termination without cause or voluntary termination for good reason within two years following a change in control, his unvested stock options will become immediately vested and be exercisable for five years or until the options’ expiration dates, whichever is earlier. The agreement also provides that upon Mr. Brock’s involuntary termination without cause or voluntary termination for good reason during his first five years of employment:

•

he will receive severance benefits equal to two years of salary and two annual incentive awards (at target) (these severance benefits are subject to a pro-rata reduction for each month between the fifth and seventh years of his employment);

•	he will receive an amount intended to approximate the difference between the cost of health coverage under COBRA and the cost of active-employee coverage under the company’s health plan;

•	he will vest in his benefit under the Executive Severance Plan and receive an additional two months of service credit for each month of actual service;

•

his 2006 and 2007 restricted stock/performance share units are subject to pro-rata vesting (based on the number of months that have elapsed during the vesting period, plus an additional twenty-four months); and

•

his 2006 and 2007 stock options will be vested to the extent that the service conditions would have been met within the twenty-four months following his termination, and the vested options may be exercised for prescribed time periods (which vary, based on termination event).

Additionally, the following post-termination terms apply to Mr. Brock’s April 25, 2006 stock option award that was granted upon his becoming our CEO:

Termination Event	Conditions/Time Limits
Death, disability, or retirement after 5 years of service with the company	• Unvested options will vest if performance conditions are met within 5 years from date of termination • Vested options may be exercised until April 25, 2016

Termination with severance benefits

•      Unvested options will vest if performance conditions are met within the later of 3 years from termination date or 5 years from grant date

•      Vested options may be exercised until the earlier of 5 years from termination date or April 25, 2016

Voluntary termination without severance benefits

•      Options for which service conditions have not been met will be forfeited

•      Options for which service conditions have been met: 1 year from termination date to meet 25% price appreciation condition and 2 years from termination date to meet 50% price appreciation condition

•      Vested options remain exercisable until earlier of 3 years from termination date or April 25, 2016

Termination for cause	• Unvested options will be forfeited and unexercised, vested options will expire on date of termination

If Mr. Brock is terminated involuntarily without “cause” or terminates his employment for “good reason” within two years following a change in control, any unvested 2006 and 2007 stock options will vest immediately and become exercisable until the earlier of five years following the change in control or the end of the options’ ten-year term, and any unvested restricted stock will vest immediately.

Mr. Patricot

Mr. Patricot’s agreement provides that upon his involuntary termination without cause:

•	he will receive severance benefits equal to two years of salary and two annual incentive awards (at 100% of current target);

•	his 2005, 2006, and 2007 restricted stock/performance share units will vest; and

•

his 2005, 2006, and 2007 restricted stock/performance share units that have not yet met performance conditions will vest on a pro rata basis, only if the conditions are met within the periods specified in the awards.

The following tables describe the termination provisions of the long-term incentive awards of our Named Executive Officers. Mr. Patricot’s awards were granted in either France or the United Kingdom, and his termination provisions may vary slightly, as noted within the tables.

Stock Option Awards

2006, 2007, and 2008 Awards. The 2006, 2007, and 2008 annual stock option awards to our Named Executive Officers provide for the following treatment:

Termination Event	Vesting Treatment of Unvested Options	Vested Options Exercise Period (After Date of Termination)
Involuntary termination without cause or voluntary termination with good reason (“Severance Termination”) within two years after a change in control	100% vesting	Option expiration date

Severance Termination	Vested to the same extent they would have been had the grantee remained employed for two years following his or her actual termination date	- 24 months after termination - Mr. Patricot’s 2006 award: forfeiture

Death or disability	100% vesting	- 36 months after death or termination due to disability - Mr. Patricot: 6 months after death; 36 months after termination due to disability

Retirement at or after age 55 with at least 5 years of service for 2006 and 2007 awards Mr. Patricot: at or after age 62	Forfeiture	- 48 months after termination

Retirement at or after age 55 with at least 5 years of service for 2008 awards (“Rule of 60 Retirement”) Mr. Patricot: at or after age 65	100% vesting	- 48 months after termination - Mr. Patricot: 36 months after termination

Retirement at or after age 55 with at least 5 years of service if the sum of age and years of service is at least 75 (“Rule of 75 Retirement”) for 2006 and 2007 awards	100% vesting	48 months after termination

Other	Forfeiture	6 months after termination

Pre-2006 Awards. Stock option awards that were granted prior to 2006 generally provide for the following treatment:

Event	Vesting Treatment of Unvested Options	Vested Options Exercise Period (After Date of Termination)
Change in control	100% vesting	Option expiration date

Death, disability, or Rule of 75 Retirement	100% vesting	60 months

Rule of 60 Retirement Mr. Patricot: Retirement defined as termination on or after age 60	Forfeiture	60 months* * 36 months for 1999 and 2000 awards

Rule of 75 Retirement	100% vesting	60 months* * 36 months for 1999 and 2000 awards

Other	Forfeiture	6 months

Restricted Stock, Restricted Stock Unit, and Performance Share Unit Awards

2007 and 2008 Performance Share Unit Awards. If a senior officer’s employment with the company or an affiliated company terminates before his or her 2007 or 2008 performance share unit award has vested, the following terms apply:

2008 PSU Award

Termination Event	Applicable Terms
Severance Termination or Rule of 60 Retirement before June 30, 2009	PSUs will be forfeited on the termination date

Severance Termination or Rule of 60 Retirement on or after June 30, 2009 and before December 31, 2009 Mr. Patricot: Retirement is defined as age 65	PSU service condition is waived pro-rata, based on target performance

Severance Termination or Rule of 60 Retirement on or after December 31, 2009 Mr. Patricot: Retirement is defined as age 65	PSU service condition is waived on a pro-rata portion of the award, based on actual performance

Disability or Rule of 75 Retirement before April 30, 2012 Mr. Patricot: Retirement is defined as age 65	PSUs for which service conditions waived (100% for disability; pro-rata for Rule of 75 Retirement) will vest immediately if the performance condition has been met, or on such later date that the performance condition is met

Prior to December 31, 2009, death, disability or termination without cause within two years following a change in control	100% of target PSUs will be immediately vested

On or after December 31, 2009, death, disability or termination without cause within two years following a change in control	100% of PSUs earned will be immediately vested

Other	PSUs will be forfeited on the termination date

2007 PSU Award

Termination Event	Applicable Terms
Disability or Rule of 75 Retirement before April 30, 2011

PSUs for which service conditions waived (100% for disability; pro-rata for Rule of 75 Retirement) will vest immediately if the performance condition has been met, or on such later date that the performance condition is met

Mr. Patricot receives this treatment for disability only.

Prior to January 1, 2011, death, or termination without cause within two years following a change in control	100% of target PSUs will be immediately vested

After December 31, 2010, death, or termination without cause within two years following a change in control	100% of PSUs earned will be immediately vested

Reasons other than death, disability, Rule of 75 Retirement, or termination without cause within two years following a change in control	PSUs will be forfeited on the termination date

2006-2008 Restricted Stock Unit Awards. Based on the terms of the Executive Severance Plan or restricted stock unit award document, as applicable, if a senior officer’s employment with the company or an affiliated company terminates before his or her 2006, 2007, or 2008 restricted stock unit awards have vested, the following terms apply:

Termination Event	Applicable Terms
Death, disability, or Rule of 75 Retirement, or for 2008 awards – Rule of 60 Retirement, before the service condition is met

RSUs for which service conditions waived (100% for death and disability; pro-rata for Retirement) will vest immediately if the performance condition has been met, or on such later date that the performance condition is met.

Mr. Patricot receives this treatment for death and disability only.

Death, disability, or Rule of 75 Retirement after the service condition is met	100% of RSUs will vest on the date the performance condition is met. Mr. Patricot receives this treatment for death and disability only.

Severance Termination

100% of RSUs will vest if performance conditions have been met as of the termination date; otherwise, RSUs will vest pro-rata if performance conditions are met within the specified period. 100% of RSUs will vest if award is not subject to performance conditions.

Mr. Patricot – not applicable.

Severance Termination within two years of a change in control	100% of RSUs will vest regardless of whether the performance conditions have been waived.

Reasons other than death, disability, Severance Termination, or Rule of 75 Retirement	RSUs will be forfeited on the termination date.

Pre-2006 Awards. Restricted stock and restricted stock unit awards that were granted after 2003 and prior to 2006 generally provide that the stock or units vest, and any otherwise applicable performance conditions are deemed to have been satisfied, upon a change in control of the company or the grantee’s death or disability.

Termination Scenario Summary Tables

Except with respect to Mr. Marks, whose actual termination of employment was effective December 19, 2008, the amounts shown in the table below assume that the specified hypothetical triggering event (termination or change in control, as applicable) occurred on December 31, 2008. Because Mr. Marks’s termination became effective during 2008, the amounts shown for him reflect the actual amounts that accrued and became payable as a result of his severance.

Although Ms. Palmer’s severance benefits were approved by the Compensation Committee in 2008, as described in the CD&A beginning on page 33, her termination will not be effective until 2009. As a result, we have provided a summary of her potential payments under the same hypothetical termination scenarios as we have for the other Named Executive Officers (other than Mr. Marks).

Values shown in the table and footnotes below are based on the closing price of the company’s stock on December 31, 2008, which was $12.03 (except with respect to Mr. Marks, whose values are based on the closing price of the company’s stock on December 19, 2008, the effective date of his termination, $11.78). The amounts shown reflect only the additional payments or benefits that a Named Executive Officer would have received upon the occurrence of the respective triggering events listed below; they do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would have vested, absent the triggering event. Other relevant assumptions and explanations are provided in the footnotes following the table.

Potential Payments upon Termination or Change in Control

Named Executive Officer	Payment Type	Involuntary/ Constructive Termination		Change of Control (w/o Termination)		Termination within 2 Years of Change in Control (Involuntary or “Good Reason” Termination Required)		Rule of 60/75 Retirement	Death		Disability

John F. Brock	Cash	$5,187,578	(1)	$0		$5,187,578	(1)	$0	$0		$0
	Intrinsic Value of RSUs/PSUs after Vesting Acceleration	0		0		8,718,743		0	6,510,636		0
	Intrinsic Value of Options after Vesting Acceleration	1,496,907	(2)	0	(2)	2,245,360	(2)	0	2,245,360	(2)	2,245,360	(2)
	Additional Pension Benefit Accrual	2,944,314	(3)	0		2,944,314	(3)	0	2,944,314	(3)	2,944,314	(3)

	Total	$9,628,799		$0		$19,095,995		$0	$11,700,310		$5,189,674

William W. Douglas III	Cash	2,062,000	(4)	0		2,062,000	(4)	0	0		0
	Intrinsic Value of RSUs/PSUs after Vesting Acceleration	452,061		1,010,520		3,013,178		0	2,374,722		1,010,520
	Intrinsic Value of Options after Vesting Acceleration	320,745		0		481,117		0	481,117		481,117
	Additional Pension Benefit Accrual	126,816	(5)	0		126,816	(5)	0	0		0

	Total	$2,961,622		$1,010,520		$5,683,111		$0	$2,855,839		$1,491,637

Steven A. Cahillane	Cash	1,415,000	(4)	0		1,415,000	(4)	0	0		0
	Intrinsic Value of RSUs/PSUs after Vesting Acceleration	1,360,894		0		2,873,065		0	1,360,894		0
	Intrinsic Value of Options after Vesting Acceleration	366,565		0		549,848		0	549,848		0
	Additional Pension Benefit Accrual	48,532	(5)	0		48,532	(5)	0	0		0

	Total	$3,190,991		$0		$4,886,445		$0	$1,910,742		$0

Hubert Patricot	Cash	2,068,226	(4)	0		2,068,226	(4)	0	0		0
	Intrinsic Value of RSUs/PSUs after Vesting Acceleration	78,318		120,300		1,202,880		0	763,905		120,300
	Intrinsic Value of Options after Vesting Acceleration	0		0		274,924		0	274,924		274,924
	Additional Pension Benefit Accrual	0	(5)	0		0	(5)	0	0		0

	Total	$2,146,544		$120,300		$3,546,030		$0	$1,038,829		$395,224

Vicki R. Palmer	Cash	1,669,000	(4)	0		1,669,000	(4)	0	0		0
	Intrinsic Value of RSUs/PSUs after Vesting Acceleration	805,661		926,310		2,361,633		805,661	1,814,124		926,310
	Intrinsic Value of Options after Vesting Acceleration	300,560		0		300,560		300,560	300,560		300,560
	Additional Pension Benefit Accrual	189,390	(5)	0		189,390	(5)	0	0		0

	Total	$2,964,611		$926,310		$4,520,583		$1,106,221	$2,114,684		$1,226,870

Terrance M. Marks	Cash	2,215,000	(4)
	Intrinsic Value of RSUs/PSUs after Vesting Acceleration	1,089,650	(6)
	Intrinsic Value of Options after Vesting Acceleration	0
	Additional Pension Benefit Accrual	152,764	(5)

	Total	$3,457,414

(1)        Amount shown is the cash severance benefit provided under the terms of Mr. Brock’s employment agreement, which is payable as salary continuation over twenty-four months and equal to the sum of:

•	Two times base salary as of December 31, 2008

•	Two times target 2008 MIP annual incentive

•	$12,578 for mitigation of health benefit costs

(2)        Amounts shown reflect the intrinsic value of options with respect to which, pursuant to the terms of the grant document (or employment agreement, in the cases of Messrs. Brock and Patricot), (i) service conditions to vesting would be waived because of the applicable scenario, and (ii) any applicable performance conditions have previously been satisfied or would be waived under the applicable scenario.

(3)        Amount shown reflects Mr. Brock’s incremental pension benefit resulting from crediting him with the additional benefit service described in the “Employment Agreement” section of the narrative preceding this table. The amount shown reflects Mr. Brock’s aggregate accrued benefit under the Pension Plan and the Executive Pension Plan because, as of December 31, 2008, he would not have been vested in any pension benefit if not for the pension provisions of his employment agreement.

(4)        Amount shown is a cash severance benefit provided under the Executive Severance Plan (and for Mr. Patricot, under his employment agreement):

•	Two times (1 times for Mr. Cahillane) base salary as of December 31, 2008;

•	Two times (1 times for Mr. Cahillane) 100% of target 2008 MIP annual incentive;

•	$75,000 for outplacement (for Named Executive Officers other than Mr. Patricot); and

•	$30,000 for mitigation of health benefit costs (for Named Executive Officers other than Mr. Patricot).

(5)        Amount shown reflects the incremental pension benefit resulting from crediting an additional two years (1 year for Mr. Cahillane) of benefit service, as prescribed by the Executive Pension Plan and described in the narrative preceding these tables.

(6)        Amount shown reflects the intrinsic value (based on a December 19, 2008 share price of $11.78) of 92,500 shares of Mr. Marks’s restricted stock that vested, pursuant to the terms of the Executive Severance Plan, upon his termination, and with respect to which the applicable performance conditions had previously been satisfied. Mr. Marks’s termination and application of the terms of the Executive Severance Plan also caused the waiver of service conditions to vesting for an additional 114,212 shares of his otherwise unvested shares of restricted stock, restricted stock units, and performance share units (with an intrinsic value at December 19, 2008 of $1,199,342), but vesting for those shares and units was not accelerated because applicable performance conditions had not been satisfied as of his termination date. As a result, no shares were delivered to Mr. Marks with respect to such units. However, if the performance conditions are satisfied prior to the awards’ respective performance deadlines, Mr. Marks will be entitled to receive shares upon the satisfaction of the performance conditions.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our shares of common stock that may be issued upon the exercise of options, warrants, and rights under all of our equity compensation plans as of December 31, 2008.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)		Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for further issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	43,981,400	(1)	$21.75	22,804,779	(2),(3)
Equity compensation plans not approved by security holders	30,940	(4)	$33.08	110,178	(5),(6)
Total	44,012,340		$21.76	22,914,957

(1)         Represents shares of our common stock issuable pursuant to outstanding options under the 1997 Stock Option Plan, the 1999 Stock Option Plan, the 2001 Stock Option Plan, the 2004 Stock Award Plan, and the 2007 Incentive Award Plan.

(2)         Represents shares of our common stock issuable pursuant to future awards under the following equity plans: 314,904 shares under the 2001 Stock Option Plan, 1,038,149 shares under the 2004 Stock Award Plan, and 15,225,792 shares under the 2007 Incentive Award Plan, as well as 968,555 shares which may be issued pursuant to outstanding restricted stock units under the 2004 Stock Award Plan and 5,257,379 restricted stock units and performance share units under the 2007 Incentive Award Plan.

(3)         The number of shares remaining for further issuance under each of the following equity compensation plans approved by shareowners are not presently determinable, as explained below.

•

Under the Coca-Cola Enterprises Inc. Deferred Compensation Plan for Nonemployee Directors (As Amended and Restated Effective January 1, 2008), shares are issued only to the extent that a participant’s deferred compensation account was credited with phantom stock. This plan will terminate on February 17, 2014, unless extended by our board and approved by the shareowners.

•

Under the Coca-Cola Enterprises Ltd. UK Employee Share Plan (the “UK Plan”), shares are purchased on the open market only to the extent that employees of our subsidiary in the United Kingdom elect to contribute from their pay, as well as for matching contributions made by their employer. Such matching contributions are equal to the participant’s contributions, up to a maximum of 3% of pay or £125 each month. With limited exceptions, matching contributions vest only after one year of continued employment and of holding the related partnership shares. Participants may obtain favorable tax treatment of shares acquired under the UK Plan if the shares remain in the participant’s account for three to five years. This plan will terminate on February 17, 2014, unless extended by our board of directors and approved by the shareowners.

•

Under the Stock Savings Plan (Belgium) (the “Belgian Plan”), shares are purchased on the open market only to the extent that employees of our Belgian subsidiaries elect to contribute from their pay, as well as matching contributions made by their employer. Participant contributions are used to purchase shares of our common stock in increments of five shares. For every five shares purchased for a participant, the participant’s employer makes a matching contribution that is used to purchase one share of our common stock for the participant’s account. Shares acquired under the Belgian Plan must remain in the participant’s account for five years. This plan will terminate on February 17, 2014, unless extended by our board of directors and approved by the shareowners.

(4)         Represents shares issuable pursuant to outstanding options under the 1997 Directors’ Stock Option Plan.

(5)         Represents shares of our common stock issuable under the Coca-Cola Enterprises Stock Deferral Plan (As Amended and Restated Effective January 1, 2005). 75,678 shares are issuable pursuant to deferred compensation accounts that were established prior to January 1, 2005 and that were credited with phantom stock equal to deferred gains upon exercise of options or surrendered shares of unvested restricted stock. 34,500 shares are issuable pursuant to phantom stock awards made under this plan to certain European employees prior to April 2004.

(6)         The numbers of shares remaining for further issuance under each of the following plans not approved by the shareowners are not presently determinable, as explained below:

•

Under the Coca-Cola Enterprises Supplemental Matched Employee Savings and Investment Plan, a deferred compensation plan, shares are issued upon distribution of a participant’s account only to the extent that he or she elected to have amounts credited as phantom stock. This is a deferred compensation plan for highly compensated and management employees whose salary deferral opportunity is limited under Section 401(a) of the Internal Revenue Code. A participant’s account is also credited with employer matching contributions (currently 25% of the employee’s deferrals, up to 7% of his or her pay). A participant may, but is not required to, elect to have any portion his or her account treated as if invested in shares of our common stock.

•

Under the Coca-Cola Bottling Company’s Employee Savings and Investment Plan (the “Canadian Plan”), participating employees’ accounts are credited with a 50% match on contributions up to a maximum of 6% or 7% of such participant’s earnings per year, depending on the classification of the employee. Matching contributions from our Canadian subsidiary are immediately vested. Participants may elect, but are not required, to invest matching contributions in shares of our common stock.

•

We also sponsor employee share purchase plans in the United States and other jurisdictions. Under these plans, we do not make contributions towards employee share purchases, but rather facilitate the acquisition of shares in a cost-efficient manner.

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee, which is composed entirely of independent directors, has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Our board of directors has unanimously endorsed this appointment. This appointment is subject to ratification by the shareowners at the annual meeting. Ernst & Young has served as Coca-Cola Enterprises’ independent auditors since 1986, and our management considers the firm to be well qualified.

Ernst & Young has advised us that neither the firm nor any member of the firm has any direct or indirect financial interest, in any capacity, in Coca-Cola Enterprises or any of its subsidiaries. Representatives of Ernst & Young will have the opportunity to make a statement at the annual meeting and will be otherwise available at the meeting to respond to appropriate questions from the shareowners.

If the shareowners do not ratify this appointment of Ernst & Young, it will be reconsidered by the board.

Recommendation of the Board of Directors

Our board unanimously recommends that you vote FOR ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent auditors for the 2009 fiscal year.

Audit and Non-Audit Fee Table

In connection with its audit of our 2008 financial statements, we entered into an engagement agreement with Ernst & Young that sets forth the terms under which Ernst & Young will perform audit services for us.

The following table sets forth the fees for services Ernst & Young provided in 2008 and 2007.

	2008($)	2007($)
Audit fees(1)	$7,230,000	$6,900,000
Audit-related fees(2)	250,000	410,000
Tax fees(3)	10,000	90,000
All other fees(4)	10,000	10,000

	$7,500,000	$7,410,000

(1)        Represents professional fees for the audit of our annual financial statements, audit of our internal controls over financial reporting, statutory audits of international subsidiaries’ financial statements, review of the consolidated quarterly financial statements included in our Forms 10-Q, certain accounting consultations, consents issued related to registration statements, and issuance of comfort letters.

(2)        Represents professional fees for pension plan audits, certain accounting consultations, and other attest engagements.

(3)        Represents professional fees for tax compliance for certain employees, most of whom are expatriates. In 2006, another firm was engaged to provide these tax compliance services to our employees, and our auditors continued to transition certain of these services in 2007 and 2008.

(4)        Represents subscription fees to an on-line accounting research tool in 2007 and 2008.

Preapproval by Audit Committee

Under the Audit Committee’s charter, which can be found on our website at www.cokecce.com under “Corporate Governance” then “Board of Directors,” the committee is required to give advance approval of any nonaudit services to be performed by our auditors, provided that such services are not otherwise prohibited. There is no de minimis exception to the committee’s preapproval procedures. All of the fees described in the table above were preapproved by the committee. All of the nonaudit services that were approved by the committee were reviewed to ensure compatibility with maintaining Ernst & Young’s independence.

Audit Committee Report

The Audit Committee of the Board of Directors is comprised of directors who are independent directors as defined under the New York Stock Exchange corporate governance listing standards. The committee operates under a written charter adopted by the Board of Directors. Pursuant to that charter, the committee assists the Board of Directors in fulfilling its oversight responsibilities relating to:

•	The quality and integrity of the Company’s financial statements and financial reporting process;

•	The adequacy and effectiveness of the Company’s internal controls and procedures for financial reporting, as well as its disclosure controls and procedures;

•	The effectiveness of management’s enterprise risk management process that monitors and manages key business risks facing the Company;

•	The selection of the Company’s independent auditors and the performance of the independent auditors and the Company’s internal audit function;

•	The independent auditors’ qualifications and independence; and

•	The Company’s compliance with ethics policies and legal and regulatory requirements.

The committee met nine times either in person or by telephone during 2008. In the course of those meetings the committee met with management, including collective and individual meetings with the Chairman and Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the General Counsel, and the Vice President, Internal Audit, and also met with the Company’s independent auditors, Ernst & Young LLP, both with and without management present.

As stated above, the Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. As set forth in its charter, the Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for the Company’s financial statements and reports, as well as Ernst & Young, which is responsible for expressing an opinion of the conformity of those financial statements to generally accepted accounting principles and for auditing the Company’s internal controls over financial reporting and expressing an opinion on the effectiveness of those controls.

In fulfilling its oversight responsibilities, the committee has reviewed and discussed with management and Ernst & Young the Company’s audited financial statements, including the quality, not just the acceptability, of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements, and the assessment of the Company’s internal controls over financial reporting. The committee reviewed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and such other matters as the committee and the auditors are required to discuss under auditing standards generally accepted in the United States. Additionally, the committee received the written disclosures and the letter from Ernst & Young to the committee required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the committee concerning independence, and discussed with Ernst & Young their independence from the Company and its management.

Based on the foregoing reviews and discussions, and in reliance on management and Ernst & Young as described above, the committee recommended to the Board of Directors that the 2008 audited consolidated financial statements of Coca-Cola Enterprises Inc. be included in the Annual Report of Coca-Cola Enterprises Inc. on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Donna A. James, Chair
Marvin J. Herb
February 10, 2009	Suzanne B. Labarge

3.	SHAREOWNER PROPOSALS

The following two proposals were submitted by shareowners. Each will be voted upon at the annual meeting if that proposal’s proponent, or a duly authorized representative, is present at the annual meeting and submits the proposal for a vote. Approval of each of the following two proposals requires the affirmative vote of a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the annual meeting.

In accordance with SEC rules, we include in this proxy statement the proposals plus the supporting statements submitted by the proponents, exactly as submitted. On request made to the corporate secretary at the address listed on page 3 under “VOTING AND THE MEETING-How do I revoke my proxy?”, we will provide information about the sponsors’ shareholdings, as well as the names, addresses, and shareholdings of any co-sponsors.

The board unanimously recommends that you vote AGAINST each of these proposals for the reasons given after each.

SHAREOWNER APPROVAL OF SEVERANCE ARRANGEMENTS

1.	The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, N.W., Washington, DC 20001-2198, owner of 450 shares of our common stock, has submitted the following proposal:

RESOLVED: That the shareholders of Coca-Cola Enterprises (“CCE” or the “Company”) urge the Board of Directors to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s base salary plus bonus. “Severance pay” means “payment by an employer to an employee beyond his or her base pay and bonus upon termination of his/her employment.” “Future severance agreements” include: employment agreements containing severance provisions; retirement agreements; and, agreements renewing, modifying or extending existing such agreements. “Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits) and the estimated present value of periodic retirement payments, fringe benefits and consulting fees (including reimbursable expenses) to be paid to the executive.

SUPPORTING STATEMENT: Last year, for the third consecutive year, this same resolution garnered more than 30% of the vote by investors, which represents majority support when discounting shares held by The Coca-Cola Company and insider holders. We believe this sustained high vote is attributable to investors’ concerns about CCE’s history of rewarding poor performing executives with excessive severance packages.

Most recently, when John Alm left CCE after serving only two years as CEO and presiding over lackluster sales and earnings growth and poor stock performance he received $2.1 million; $6.5 million credit to his CCE supplemental savings and investment account with an $859,000 pension enhancement; $4 million in stock; and, healthcare.

In awarding this package, the Board defied the severance guidelines adopted by the Compensation Committee earlier that year. In consultation with Frederick W. Cook & Co., which in 2006 was profiled in the New York Times (Corporate America’s Pay Pal, October 15, 2006) as an architect of inflated compensation packages, our Compensation Committee recommended and the Board approved, severance benefits for Alm that exceeded the maximum allowable under the guidelines—by more than 50 percent.

While certain severance agreements may be appropriate in some circumstances, we believe that their potential cost warrants shareholder approval. Because it is not always practical to obtain prior shareholder approval, CCE would have the option of seeking approval after material terms of the agreement were agreed upon.

CCE has argued that adoption of this proposal is unnecessary because in 2007 the Compensation Committee adopted the Executive Severance Plan, which reduced the level of benefits provided under the prior guidelines. However, given CCE’s history of disregarding its own severance guidelines, we have no confidence that the Board will adhere to the plan. Furthermore, we believe that with or without an executive severance plan in place, adopting a clear corporate governance policy that gives shareholders a say regarding certain severance agreements would insulate the Board from manipulation and avoid rewarding bad management or poor performance.

A growing list of companies has adopted similar policies, including our largest shareholder, the Coca-Cola Company, as well as Bank of America and General Electric.

We urge shareholders to vote FOR this proposal.

Recommendation of the Board of Directors

Our board of directors believes the adoption of this proposal is unnecessary. The Human Resources and Compensation Committee (the Committee) administers the Executive Severance Plan, which formalizes determinations of eligibility of departing executives for severance benefits, as well as the level of benefits that are provided. The Executive Severance Plan prescribes a reduced benefit level as compared to severance arrangements entered into prior to 2007, which arrangements were generally the subject of individual negotiations. Even though this plan establishes the parameters for providing severance benefits to certain departing executives, all decisions related to the compensation of senior officers remains the responsibility of the Committee. This means that the eligibility and benefits provided to a senior officer are not automatic and are still subject to the Committee’s determinations as to when it is in the best interest of the Company and its shareowners to provide such benefits.

The board further believes that the requirement of a shareowner vote to approve certain severance arrangements would needlessly hamper its ability to deal swiftly and definitively with executive departures, and would result in additional unnecessary costs and expenses of obtaining shareowner approval.

Our board of directors unanimously recommends that you vote AGAINST this proposal requesting a shareowner vote to approve certain severance arrangements.

HEALTH CARE REFORM PRINCIPLES

2.	The American Federation of Labor and Congress of Industrial Organization, 815 Sixteenth Street, N.W., Washington, D.C. 20006, owner of 1,400 shares of our common stock, has submitted the following proposal.

RESOLVED: Shareholders of Coca-Cola Enterprises Inc. (the “Company”) urge the Board of Directors to adopt principles for health care reform based upon principles reported by the Institute of Medicine:

1.	Health care coverage should be universal.

2.	Health care coverage should be continuous.

3.	Health care coverage should be affordable to individuals and families.

4.	The health insurance strategy should be affordable and sustainable for society.

5.	Health insurance should enhance health and well being by promoting access to high-quality care that is effective, efficient, safe, timely, patient-centered, and equitable.

SUPPORTING STATEMENT

The Institute of Medicine, established by Congress as part of the National Academy of Sciences, issued five principles for reforming health insurance coverage in a report, Insuring America’s Health: Principles and Recommendations (2004). We believe principles for health care reform, such as those set forth by the Institute of Medicine, are essential if public confidence in our Company’s commitment to health care coverage is to be maintained.

Access to affordable, comprehensive health care insurance is the most significant social policy issue in America according to polls by NBC News/The Wall Street Journal, the Kaiser Foundation and The New York Times/CBS News. In our opinion, health care reform also is a central issue in the presidential campaign of 2008.

Many national organizations have made health care reform a priority. In 2007, representing “a stark departure from past practice,” the American Cancer Society redirected its entire $15 million advertising budget “to the consequences of inadequate health coverage” in the United States (The New York Times, 8/31/07).

John Castellani, president of the Business Roundtable (representing 160 of the country’s largest companies), has stated that 52 percent of the Business Roundtable’s members say health costs represent their biggest economic challenge. “The cost of health care has put a tremendous weight on the U.S. economy,” according to Castellani, “The current situation is not sustainable in a global, competitive workplace.”

(Business Week, July 3, 2007.)

The National Coalition on Health Care (whose members include some of the largest publicly-held companies, institutional investors and labor unions) also has created principles for health insurance reform. According to the National Coalition on Health Care, implementing its principles would save employers presently providing health insurance coverage an estimated $595-$848 billion in the first 10 years of implementation.

We believe that the 47 million Americans without health insurance results in higher costs, causing an adverse effect on shareholder value for our Company, as well as all other U.S. companies which provide health insurance to their employees. Annual surcharges as high as $1,160 for the uninsured are added to the total cost of each employee’s health insurance, according to Kenneth Thorpe, a leading health economist at Emory University. Moreover, we feel that increasing health care costs further reduces shareholder value when it leads companies to shift costs to employees, thereby reducing employee productivity, health and morale.

Recommendation of the Board of Directors

Coca-Cola Enterprises recognizes that the availability of quality, efficient, and affordable health care for all Americans is an important social issue that requires, and deserves, attention at a national level. Specifically, national health care reform will require the shared support and accountability of many stakeholders, including individuals, health care providers, insurers, employers, and governmental entities. Therefore, we do not believe that national health care reform is an issue that should be addressed at our annual meeting or that adoption of the above proposal will further the interests of our employees or shareowners.

Coca-Cola Enterprises is proud of the quality health care coverage it provides to the majority of its U.S. employees and retirees, as well as their dependents. Reflective of our belief that each individual’s health and wellness is a shared responsibility, the company also provides a variety of health education and wellness promotion programs. We believe these programs are valuable enhancements to our health care plans and are important investments in the health, productivity and morale of our employees and their families.

The universal availability of healthcare is a complex national social issue that must be addressed in a broader forum than individual companies’ annual meetings, and it requires more direct action than isolated company resolutions. As the debate on health care reform evolves, Coca-Cola Enterprises will endeavor to continue providing quality, affordable healthcare coverage to our employees and their families, which we believe best serves the interests of our employees and shareowners.

Our board of directors unanimously recommends that you vote AGAINST this proposal regarding health care reform.

SHAREOWNER PROPOSALS FOR 2010 ANNUAL MEETING

If you intend to submit a shareowner proposal and request its inclusion in the 2010 proxy statement and form of proxy, such submission must be in writing and received by us no later than November 3, 2009.

If you miss the above deadline for submission of a shareowner proposal to be included in the 2010 proxy statement, or if you submit a director nomination to the board of directors, such submission can still be considered at the 2010 meeting so long as it complies with Article 1, Section 10 of our bylaws. Under the bylaws, your submission must be in writing and received by us no fewer than 90 days and no more than 120 days prior to the anniversary of the date of this year’s annual meeting (or, if the date of the 2010 annual meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary of the date of this year’s annual meeting, your submission must be received by us no more than 120 days prior to the date of the annual meeting and not later than the later of the 90th day prior to the 2010 annual meeting or the 10th day following the date on which we publicly announce the date of the 2010 annual meeting).

All shareowner submissions, whether under the first paragraph or the second paragraph above, must comply with the content and other requirements of our bylaws and, with regard to submissions under the first paragraph above, Rule 14a-8 of the SEC. Our bylaws may be found on our website at www.cokecce.com, under “Corporate Governance”.

Any shareowner submissions should be sent to us by certified mail, return receipt requested, addressed to: corporate secretary, Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040.

OTHER MATTERS

We do not know of anything else that will come before the annual meeting, including any adjournments of it, that has not been discussed in this proxy statement. If other matters properly come before the meeting, the persons named in the proxy card will vote the shares for which they hold proxies in their discretion.

Atlanta, Georgia

March 4, 2009

Annual Meeting of Shareowners

Tuesday, April 21, 2009, 3:00 p.m. EDT

Cobb Energy Performing Arts Centre

2800 Cobb Galleria Parkway

Atlanta, GA 30339

AGENDA

ELECTION OF THREE DIRECTORS

TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2009 FISCAL YEAR

SHAREOWNER PROPOSAL TO REQUEST SHAREOWNER APPROVAL

OF CERTAIN SEVERANCE AGREEMENTS

SHAREOWNER PROPOSAL REGARDING HEALTH CARE REFORM

Please bring this portion of the proxy card and a suitable form of personal photo identification for admission to the Annual Meeting

If voting shares over the Internet or telephone, there is no need to mail back the proxy card.

The Internet and telephone voting facilities will close at 11:59 p.m. EDT, April 20, 2009

Voting is important - thank you for voting!

ATTENDEES:

No cell phones, cameras, recording equipment or other electronic devices, large bags, briefcases or packages will be permitted inside the meeting room. For security purposes, all purses and bags are subject to inspection.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

CCOLA2

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF COCA-COLA ENTERPRISES INC.

The undersigned hereby:

(a) appoints John R. Parker, Jr. and William T. Plybon and each of them as proxies with full power of substitution, to vote all shares of Common Stock of Coca-Cola Enterprises Inc. owned of record by the undersigned; and

(b) directs the Authorized Entity with respect to each Benefit Plan to vote in person or by proxy all shares of the Common Stock of Coca-Cola Enterprises Inc. allocated to the accounts of the undersigned under any such Benefit Plan, and which the undersigned is entitled to vote, on all matters that may come before the 2009 Annual Meeting of Shareowners to be held on April 21, 2009 at 3:00 p.m. EDT and any adjournments thereof, unless otherwise specified herein.

As used herein, the Authorized Entities and Benefit Plans are:

Computershare, Inc. as record keeper for the Coca-Cola Enterprises Employee Stock Purchase Plan;

Standard Life Trust Company, Trustee of the Coca-Cola Bottling Company Employee Savings and Investment Plan; and

JP Morgan Chase Bank, N.A., Trustee under the Master Trust Agreement for the Coca-Cola Enterprises Inc. Defined Contribution Plans Master Trust dated August 1, 2005 for the following plans:

        Coca-Cola Enterprises Inc. Matched Employee Savings and Investment Plan; Coca-Cola Enterprises Bargaining Employees’ 401(k) Plan; Coca-Cola Enterprises Savings Plan for Organized Employees of Southern New England; Coca-Cola Enterprises Inc. Savings and Investment Plan for Certain Bargaining Employees; Lansing Matched Employees Savings and Investment Plan; Great Lakes Canning 401(k) Plan for Union Employees; Coca-Cola Bottling Company of St. Louis Bargaining Employees Savings and Investment Plan; and Central States Coca-Cola Bottling Company Bargaining Savings Plan.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, if you mark no boxes, these shares will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:	___________________________________________________________________

_____________________________________________________________________________________________
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on reverse side.)

2500 WINDY RIDGE PARKWAY ATLANTA, GA 30339

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

CCOLA1                                 KEEP THIS PORTION FOR YOUR RECORDS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

COCA-COLA ENTERPRISES INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ________________________________________
Vote on Directors
The Board of Directors recommends a vote FOR ALL NOMINEES in Proposals 1.		☐	☐	☐
1.	Election of three directors for terms expiring at the 2012 annual meeting:
NOMINEES:
01) Calvin Darden
02) Donna A. James
03) Thomas H. Johnson
Vote on Proposal
The Board of Directors recommends a vote FOR Proposal 2.							For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year 2009.						☐	☐	☐
The Board of Directors recommends a vote AGAINST Proposal 3.
3.	Shareowner proposal to request shareowner approval of certain severance agreements.						☐	☐	☐
The Board of Directors recommends a vote AGAINST Proposal 4.
4.	Shareowner proposal regarding health care reform.						☐	☐	☐
In any other business properly brought before the meeting and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR ALL NOMINEES for the election of the three director nominees, FOR Proposal 2, AGAINST Proposal 3, and AGAINST Proposal 4, and as the proxies deem advisable on all other matters that may properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

NOTE: Please sign, date and return your instructions promptly in the enclosed envelope. Sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian or other fiduciary, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

COCA-COLA ENTERPRISES INC.	Shareowner Meeting to be held on 04/21/09
** IMPORTANT NOTICE **	Proxy Materials Available
Regarding the Availability of Proxy Materials	• Notice and Proxy Statement

You are receiving this communication because you hold shares in the above company, and the materials you should review before you cast your vote are now available. Note: To vote by phone, please visit www.proxyvote.com for telephone information. To vote by mail you will need a proxy card. Please refer to the instructions under the HOW TO REQUEST A COPY OF MATERIALS to request a proxy card by Internet, phone, or e-mail.

• Annual Report
PROXY MATERIALS - VIEW OR RECEIVE
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

You can choose to view the materials online or receive a paper or e-mail copy. There is NO charge for requesting a copy. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.

To facilitate timely delivery please make the request as instructed below on or before 04/07/09.

COCA-COLA ENTERPRISES INC.	HOW TO VIEW MATERIALS VIA THE INTERNET
2500 WINDY RIDGE PARKWAY ATLANTA, GA 30339	Have the 12 Digit Control Number ** available and visit: www.proxyvote.com

HOW TO REQUEST A COPY OF MATERIALS

1)      BY INTERNET       -   www.proxyvote.com

2)      BY TELEPHONE   -   1-800-579-1639

3)      BY E-MAIL*          -   sendmaterial@proxyvote.com

*If requesting materials by e-mail, please send a blank e-mail with the 12 Digit Control Number **

**The 12 digit control number is located on the following page.

See the Reverse Side for Meeting Information and Instructions on How to Vote

R1CCE1

Meeting Information	How To Vote
Meeting Type: Annual	Vote In Person
Meeting Date: 04/21/09 Meeting Time: 3:00 P.M., EDT For holders as of: 02/23/09 Meeting Location: Cobb Energy Performing Arts Centre 2800 Cobb Galleria Parkway Atlanta, GA 30339

Many shareowner meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting, you will need to request a ballot to vote these shares.

Meeting Directions:	Vote By Internet
For Meeting Directions, Please Call: 770-916-2800

To vote now by Internet, go to WWW.PROXYVOTE.COM. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have this notice in hand when you access the web site and follow the instructions.

AGENDA

ELECTION OF THREE DIRECTORS

TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2009 FISCAL YEAR

SHAREOWNER PROPOSAL TO REQUEST SHAREOWNER APPROVAL

OF CERTAIN SEVERANCE AGREEMENTS

SHAREOWNER PROPOSAL REGARDING HEALTH CARE REFORM

Please bring this portion of the notice card and a suitable form of personal photo identification for admission to the Annual Meeting

ATTENDEES:

No cell phones, cameras, recording equipment or other electronic devices, large bags, briefcases or packages will be permitted inside the meeting room. For security purposes, all purses and bags are subject to inspection.

Voting items

The Board of Directors recommends a vote FOR ALL NOMINEES in Proposal 1.

1. Election of three directors for terms expiring at the 2012 annual meeting:
NOMINEES:
01) Calvin Darden 02) Donna A. James 03) Thomas H. Johnson

The Board of Directors recommends a vote FOR Proposal 2.

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year 2009.
The Board of Directors recommends a vote AGAINST Proposal 3.

3. Shareowner proposal to request shareowner approval of certain severance agreements.
The Board of Directors recommends a vote AGAINST Proposal 4.

4. Shareowner proposal regarding health care reform.

In any other business properly brought before the meeting and at any adjournments or postponements thereof.

R1CCE2